Exhibit 10.24
CERTAIN INFORMATION (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED

COLLABORATION, OPTION AND
LICENSE AGREEMENT

by and between
TEVARD BIOSCIENCES, INC.

AND

ZOGENIX, INC.

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TABLE OF CONTENTS
ARTICLE 1. DEFINITIONS
Section 1.1 Defined Terms
Section 1.2 Additional Definitions
ARTICLE 2 RESEARCH AND DEVELOPMENT
Section 2.1 Development Programs
Section 2.2 Delivery and Evaluation of Option Packages for Development Programs.
Section 2.3 Regulatory Matters; Compliance
Section 2.4 Subcontracting
Section 2.5 Records and Audits
Section 2.6 Manufacture and Supply
ARTICLE 3 MANAGEMENT OF THE COLLABORATION
Section 3.1 Joint Development Committee and Subcommittees
ARTICLE 4 GRANT OF RIGHTS TO ZOGENIX
Section 4.1 Zogenix Options
Section 4.2 License Grants
Section 4.3 Product Transfer
Section 4.4 Rights Retained by the Parties
Section 4.5 Government Rights
Section 4.6 Section 365(n) of the Bankruptcy Code
ARTICLE 5 POST-EXERCISE ACTIVITIES
Section 5.1 Zogenix Development and Commercialization
Section 5.2 Tevard Option
Section 5.3 Tevard Programs
ARTICLE 6 PAYMENTS
Section 6.1 Initial Fee
Section 6.2 Investment

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Section 6.3 Option Exercise Fees
Section 6.4 Development and Commercial Milestone Fees
Section 6.5 Royalty Payments for Licensed Products
Section 6.6 Royalty Payments for Tevard Products
Section 6.7 Reports; Development and Sales Milestones; Royalty Payments
Section 6.8 Methods of Payments
Section 6.9 Accounting
Section 6.10 Currency
Section 6.11 Taxes and Withholding
Section 6.12 Value Added Tax
Section 6.13 Late Payments
ARTICLE 7 EXCLUSIVITY
Section 7.1 During the Research Term
Section 7.2 During the Term
Section 7.3 Exceptions
Section 7.4 Protected Therapeutic Agents.
Section 7.5 Clarification.
ARTICLE 8 OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS
Section 8.1 Ownership of Inventions; Disclosure
Section 8.2 Patent Prosecution
Section 8.3 Enforcement and Defense
Section 8.4 Infringement Claimed by Third Parties
ARTICLE 9 CONFIDENTIALITY
Section 9.1 Confidentiality; Exceptions
Section 9.2 Authorized Disclosure
Section 9.3 Publicity
Section 9.4 Termination of Prior Agreement
Section 9.5 Remedies

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ARTICLE 10 REPRESENTATIONS AND WARRANTIES
Section 10.1 Representations and Warranties of Both Parties
Section 10.2 Representations and Warranties of Tevard
Section 10.3 Mutual Covenants
Section 10.4 Additional Tevard Covenants
Section 10.5 Additional Zogenix Covenants
Section 10.6 Disclaimer
ARTICLE 11 INDEMNIFICATION; INSURANCE
Section 11.1 Indemnification by Zogenix
Section 11.2 Indemnification by Tevard
Section 11.3 Procedure
Section 11.4 Insurance
Section 11.5 Limitation of Liability
ARTICLE 12 TERM AND TERMINATION
Section 12.1 Term; Expiration
Section 12.2 Zogenix Unilateral Termination Rights
Section 12.3 Termination for Cause
Section 12.4 Termination of Licensed Product due to Safety Concern
Section 12.5 Termination upon Insolvency
Section 12.6 Effect of Expiration or Termination
Section 12.7 Accrued Rights; Surviving Provisions of the Agreement
ARTICLE 13 MISCELLANEOUS
Section 13.1 Dispute Resolution
Section 13.2 Right to Set-Off
Section 13.3 Arbitration Request
Section 13.4 Governing Law
Section 13.5 Assignment
Section 13.6 Performance Warranty

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Section 13.7 Force Majeure
Section 13.8 Notices
Section 13.9 Export Control
Section 13.10 Waiver
Section 13.11 Severability
Section 13.12 Entire Agreement
Section 13.13 Independent Contractors
Section 13.14 Headings; Construction; Interpretation
Section 13.15 Financial Books and Records
Section 13.16 Further Actions
Section 13.17 Parties in Interest
Section 13.18 Performance by Affiliates
Section 13.19 Counterparts

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This COLLABORATION, OPTION, AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of December 3, 2020 (the “Effective Date”) by and between Tevard Biosciences, Inc., a Delaware corporation (“Tevard”); and Zogenix, Inc., a Delaware corporation (“Zogenix”). Tevard and Zogenix are each referred to herein by name or as a “Party” or, collectively, as “Parties.”
RECITALS
WHEREAS, Tevard is a biotechnology company developing novel therapeutic platforms to target Dravet Syndrome and other rare diseases with high unmet need;
WHEREAS, Zogenix is a is a pharmaceutical company developing and commercializing, inter alia, transformative central nervous system (CNS) therapies for people living with serious and life-threatening rare CNS disorders and medical conditions, including CNS therapies to address rare, or “orphan” childhood-onset epilepsy disorders;
WHEREAS, the Parties desire to establish a strategic partnership to discover, develop, and commercialize novel medicines for epilepsy disorders and epileptic encephalopathies, including childhood-onset genetic epilepsy disorders.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the following terms will have the meanings set forth in this Article 1 unless context dictates otherwise:
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Affiliate is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.
“Aggregate Option Agreement Payments” means the aggregate amount of payments made by Zogenix to Tevard as of the Effective Date pursuant to that certain Option Agreement For Exclusive License, dated as of October 14, 2019, and amended on May 13, 2020, August 12, 2020, September 23, 2020 and October 23, 2020, by and between Tevard and Zogenix.
“Applicable Laws” means all applicable Laws, including without limitation, all good clinical practices, good manufacturing practices, and all applicable standards or guidelines promulgated by the appropriate Regulatory Authority.
“Biosimilar Application” means an application or submission filed with a Regulatory Authority for marketing authorization of a “biosimilar” or “interchangeable” product pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)).
“Books and Records” means, in whatever media, any and all books and records, documents, reports, and accounts in connection with or related to: any costs Tevard or Zogenix is obligated to reimburse or pay to the other Party under this Agreement; as well as any other books and records as may be required from time to time by Applicable Laws or this Agreement.

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“BPCIA” means the Biologics Price Competition and Innovation Act of 2009, as amended.
“Business Day” means a day on which banking institutions in New York, New York, United States are open for business, excluding any Saturday or Sunday.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of this Agreement shall commence on the Effective Date and end at the end of the Calendar Quarter in which the Effective Date occurs and (ii) the last Calendar Quarter of this Agreement shall commence at the commencement of such Calendar Quarter and end on the date of expiration or termination of this Agreement.
“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that (i) the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31 of the same year and (ii) the last Calendar Year of this Agreement shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.
“cGMP” means all applicable standards relating to Manufacturing practices for pharmaceuticals, biologics, intermediates, bulk products or Licensed Products, including (a) the principles set forth in the FDA’s current Good Manufacturing Practices, 21 CFR Parts 210 and 211 and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time or (b) Laws promulgated by any Governmental Authority having jurisdiction over the Manufacture of a product.
“Change of Control” means, with respect to Tevard, (a) a merger or consolidation of Tevard with a Third Party which results in the voting securities of Tevard outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of Tevard’s outstanding securities other than through issuances by Tevard of securities of Tevard in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale or other transfer to a Third Party of all or substantially all of Tevard’s assets or all or substantially all of Tevard’s business to which this Agreement relates.
“Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, and/or Phase 3 Clinical Trial, including a Pivotal Registration Trial.
“CMC” means chemistry, manufacturing and controls.
“Commercialization” and “Commercialize” means all activities undertaken after Regulatory Approval relating to continuing medical education, marketing, promotion (including advertising or detailing) and any other offering for sale, distribution, importation, and sale of the product.
“Commercially Reasonable Efforts” means [***].
“Competitive Product” means, with respect to a Licensed Product or Tevard Product, a Third Party therapeutic agent that either (a) may be used for the diagnosis, amelioration, mitigation, prevention, treatment and/or cure of Epilepsy, (b) results in improved transcription, translation, expression, function or activity of the same Target as such Licensed Product or Tevard Product, or (c) may be used to treat the same Indication for which such Licensed Product or Tevard Product is approved. For clarity, Generic Products are Competitive Products.

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“Confidential Information” is defined in Section 9.1.
“Control,” “Controls,” “Controlled” or “Controlling” means, with respect to any intellectual property, possession of the right (whether through ownership or license (other than by operation of this Agreement) or control over an Affiliate with such right) to grant the licenses or sublicenses as provided herein without violating the terms of any agreement or other arrangement with any Third Party.
“Core Option Package Criteria” means the core data package criteria for each Option Package, as set forth on Exhibit B. In no event will Core Option Package Criteria require Tevard activities beyond generating and evaluating in vitro data.
“Corrective Therapeutic Agent” means any agent (which may comprise one or more components) that can be used to [***].
“Cover,” “Covering” or “Covered” means, with respect to a product, agent, composition, technology, process or method that, in the absence of ownership of or a license granted under a Patent, the manufacture, use (where such use is for the treatment of an Indication approved by the applicable Regulatory Authority), offer for sale, or sale of such product, agent or composition, would infringe such Patent (or, in the case of a Patent that has not yet issued, would infringe such Patent if it were to issue).
“Develop” or “Development” means all activities relating to research, development, manufacturing development, including manufacturing of a compound or product, test method development and stability testing, formulation, process development, production process, manufacturing scale-up, and manufacturing for use in non-clinical and clinical studies, non-clinical and preclinical testing and trials, clinical testing and trials, including Clinical Trials, toxicology testing, modification, optimization and animal efficacy testing of pharmaceutical compounds, statistical analysis, publication and presentation of study results and reporting, preparation and submission to Regulatory Authorities of applications (including any CMC information) and maintenance of such applications following approval.
“Development Costs” means the FTE Costs and the Out-of-Pocket Expenses incurred by a Party or any of its Affiliates after the Effective Date (or after October 14, 2019 for the Dravet Syndrome Program) that are specifically attributable to the Development of a Product and are consistent with the approved Development Plan, including, without limitation, the costs of preclinical Development, preclinical supply and manufacturing (including CMC), Clinical Trials and submissions to Regulatory Authorities, but, excluding any royalties, milestones or other payments due under the In-Licenses.
“Development Product” means any therapeutic agent in the Field, including any Corrective Therapeutic Agent, regardless of stage of development (e.g., preclinical or clinical trials), Developed by Tevard as part of a Development Program, prior to Zogenix’s exercise (if ever) of its Option to license such Development Product.
“Development Program” means a program initially undertaken by Tevard pursuant to this Agreement to Develop therapeutic agents (including therapeutic agents in Development prior to the Effective Date) concerning a Target(s) and an Indication for Epilepsy, including, without limitation, the Dravet Syndrome Program and the Second Program and any Subsequent Option Program. A Development Program can potentially result in one or more Products covering one or more Indications in the Field.
“DOJ” means the Antitrust Division of the United States Department of Justice.
“Dollars” or “$” means the legal tender of the U.S.
“Dravet Syndrome” means a disease also known as Severe Myoclonic Epilepsy of Infancy (SMEI).

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“Dravet Syndrome Program” means the Licensed Development Program to Develop a Licensed Product for the treatment of Dravet Syndrome.
“EMA” means the European Medicines Agency, and any successor entity thereto.
“Epilepsy” means all epilepsy disorders or epileptic encephalopathies, including Dravet syndrome and Lennox-Gastaut syndrome.
“Executive Officers” means the Chief Executive Officer of each Party, or his or her designee.
“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.
“Field” means all uses, including diagnosis, amelioration, mitigation, prevention, treatment and/or cure, related to Epilepsy, but, for clarity, not related to [***].
“First Commercial Sale” means, with respect to a Licensed Product or a Tevard Product and a country, the first sale of such Licensed Product or Tevard Product, as applicable, made by the applicable Party, its Affiliates, Licensees, or Sublicensees to a Third Party in such country for end use or consumption in such country after any necessary Regulatory Approval (but, for clarity, excluding any sales for Clinical Trials or compassionate use programs); provided, however, that in no event will any sale or distribution of the Licensed Product or a Tevard Product for pre-launch activities or use in a Clinical Trial be deemed a First Commercial Sale.
“FTC” means the United States Federal Trade Commission.
“FTE” means one (1) person (or the equivalent of one (1) person) working full time for one (1) twelve (12) month period in a Development, regulatory or other relevant capacity (excluding persons employed in general and administrative, non-technical management or other non-technical capacities) employed or contracted by Tevard or Zogenix or any of their Affiliates and assigned to perform specified work, with such commitment of time and effort to constitute one (1) employee performing such work on a full-time basis, which for purposes hereof shall be two thousand (2,000) hours per year. No additional payment shall be made with respect to any person who works more than two thousand (2,000) hours per year and any person who devotes less than two thousand (2,000) hours per year shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by two thousand (2,000).
“FTE Costs” means the FTE Rate multiplied by the applicable number of FTEs who perform a specified activity pursuant to this Agreement and, if applicable, in accordance with the Research Plan and Budget.
“FTE Rate” means [***] per FTE for the period commencing on the Effective Date and ending December 31, 2020. On January 1, 2021 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, over the annual period in the Consumer Price Index (U.S. Bureau of Labor Statistics for all urban consumers, U.S. city average, all items) of the immediately prior Calendar Year, and as mutually agreed upon by the Parties .
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Generic Product” means, with respect to a Licensed Product or Tevard Product in any country in the Territory, any Competitive Product that (i) is approved by the FDA as a “biosimilar” or “interchangeable” product pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. § 262(k)), (ii) is approved by the FDA pursuant to an Abbreviated New Drug Application as defined in the Federal Food, Drug, and

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Cosmetic Act referencing the Licensed Product, or (iii) is approved pursuant to any abbreviated route of approval similar to (i) or (ii) in any other countries in the Territory.
“Generic Product Competition” means (a) with respect to a Licensed Product or Tevard Product in the Territory, if during a Calendar Quarter, one or more Generic Product(s) is commercially available in such country and such Generic Product(s) has a market share of twenty percent (20%) or more of the aggregate market in such country of such Licensed Product or Tevard Product and the Generic Product(s) (based on sales of units of such Licensed Product or Tevard Product and such Generic Product(s), as reported by IMS International, or if such data are not available, such other reliable data source as reasonably determined by the Parties) or (b) with respect to a Licensed Product or Tevard Product in any other country in the Territory, if during a Calendar Quarter, one or more Generic Product(s) is commercially available in such country and such Generic Product(s) reduces the Net Sales of such Licensed Product or Tevard Product in such country by at least twenty percent (20%) as compared to the Net Sales in such country from the Calendar Quarter immediately preceding the commercial availability of such Generic Product(s).
“Genetic Material” means [***] DNA [***] and [***] RNA [***].
“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency, division, board or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.
“In-License” means (a) the Tevard In-Licenses and (b) any Third Party license agreements that become In-Licenses pursuant to Section 6.5.3(b).
“Inbound Licensor” means the licensor(s) under an In-License.
“IND” means an investigational new drug application submitted to the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto. References herein to IND shall include, to the extent applicable, any comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial application in the European Union).
“Indication” means the intended use of a Product for the diagnosis, amelioration, mitigation, prevention, treatment and/or cure of a distinct recognized human disease, disorder or condition, or of a manifestation of a recognized human disease, disorder or condition, or for the relief of symptoms associated with a recognized human disease, disorder or condition, and which, if approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S. For clarity, a Product may have one or more than one Indication.
“Initiation” means, with respect to a Clinical Trial, the administration of the first dose to a human in such Clinical Trial.
“Invention” means any new and useful process, article of manufacture, compound, composition of matter, formulation or apparatus, or any improvement thereof, discovery or finding, whether or not patentable.
“Joint IP” means, collectively, Joint Patents and Joint Know-How.

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“Joint Know-How” means, with respect to a Development Program, all Know-How developed jointly by or on behalf of Tevard and Zogenix in the course of activities conducted pursuant to such Development Program. The Joint Know-How shall not be Tevard Know-How or Zogenix Know-How.
“Joint Patents” means, with respect to a Development Program, all Patents that claim an Invention conceived jointly by or on behalf of Tevard and Zogenix in the course of performing activities conducted pursuant to such Development Program. The Joint Patents shall not be Tevard Patents or Zogenix Patents.
“Know-How” means any confidential ideas, Inventions, know-how, trade secrets, data, specifications, instructions, processes, formulas, technology, expert opinions and information, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data or information.
“Law” or “Laws” means all laws, statutes, rules, regulations, treaties, orders, judgments, guidelines, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.
“Licensed Development Program” means any Development Program for which Zogenix has exercised its Option. For clarity, the Dravet Syndrome Program is a Licensed Development Program as of the Effective Date.
“Licensed Product” means any therapeutic composition to be used in the Field containing a Corrective Therapeutic Agent, that is (i) Developed by Tevard pursuant to a Development Program for which Zogenix has exercised its Option or (ii) Developed by Zogenix pursuant to a Licensed Development Program.
“Licensee” means, with respect to a particular Licensed Product or Tevard Product, a Third Party to whom Tevard or Zogenix, as applicable, has granted a license under any Know-How or Patents Controlled by the granting Party, but excluding any Third Party acting solely as a distributor.
“Manufacture” means all activities related to the manufacturing of a compound or product, including test method development and stability testing, formulation, process development, production process, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process, in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.
“Net Sales” shall mean, with respect to a Licensed Product or Tevard Product in a country in the Territory, the gross amount invoiced for sale or other disposition of such Licensed Product or Tevard Product in such country by a Party, its Affiliates, Licensees, or Sublicensees to Third Parties (including distributors, wholesalers and end users), less the following deductions accounted for in accordance with GAAP:
(a) sales returns and allowances actually paid, granted or accrued on the Licensed Product, including trade quantity, prompt pay and cash discounts and adjustments, granted on account of price adjustments or billing errors;
(b) credits or allowances given or made for rejection, recall, return or wastage replacement of, and for uncollectible amounts on, Licensed Products or Tevard Products or for rebates or retroactive price reductions;
(c) price reductions, reimbursements, rebates and chargeback payments granted to managed health care organizations, pharmacies and other retailers, group purchasing organizations or other buying groups, health maintenance organizations, health insurance providers, patient assistance or similar programs,

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pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers (including Medicare, Medicaid, managed care and similar types of rebates and chargebacks);
(d) costs of outbound freight, insurance, and other transportation charges to the extent separately invoiced to the customer and included in gross amounts invoiced, as well as discounts, chargeback payments, rebates and reimbursements granted to, and inventory management fees or similar fees for bona fide services provided by, wholesalers, distributors, warehousing chains and other Third Parties related to the warehousing or distribution of such Licensed Product or Tevard Product;
(e) taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) relating to the sale of such Licensed Product, as adjusted for rebates and refunds, including pharmaceutical excise taxes;
(f) the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product;
(g) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act that a Party or its Affiliates allocates to sales of the Licensed Products or Tevard Products in accordance with such Party’s or its Affiliate’s standard policies and procedures consistently applied across its products; and
(h) any other deductions not otherwise itemized above but which are hereinafter consistently applied across Zogenix’s or Tevard’s products as a result of a change in Applicable Law or GAAP;
to the extent such deductions: (i) are applicable and in accordance with standard allocation procedures, (ii) have not already been deducted or excluded, (iii) are incurred in the ordinary course of business in type and amount consistent with good industry practice, and (iv) except with respect to the uncollectible amounts and pharmaceutical excise taxes described in subsections (b) and (e) above, are determined in accordance with GAAP. Net Sales shall not be imputed to transfers of Licensed Product or Tevard Product without consideration or for nominal consideration for use in any clinical trial, or for any bona fide charitable, compassionate use or indigent patient program purpose or as a sample. For the avoidance of doubt, in the case of any transfer of any Licensed Product or Tevard Product between or among a Party and its Affiliates, Licensees, or Sublicensees for resale, Net Sales shall be determined based on the sale made by such Affiliate, Licensee, or Sublicensee to a Third Party. In the case of any sale for value, such as barter or counter-trade, of a Licensed Product or Tevard Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the Net Sales at which substantially similar quantities of such Licensed Product and Tevard Product are sold for cash in an arm’s length transaction in the relevant country.
Notwithstanding anything to contrary contained herein, the following shall not be considered Net Sales for purposes of this Agreement: sales of (w) a Generic Product by any Licensee or Sublicensee that has received a license from a Party in settlement of any dispute or pursuant to any judgment (provided that, any actual monies received by a Party or its Affiliates from such settlement after a deduction of such Party’s Out-of-Pocket costs and expenses shall be treated as Net Sales in accordance with Section 8.3.2(f)), (x) a Licensed Product, Tevard Product, or generic or biosimilar product by a Licensee or Sublicensee pursuant to a compulsory license (provided that, any actual monies received by a Party or its Affiliates pursuant to such compulsory license shall be treated as Net Sales) or (y) a Licensed Product or Tevard Product as to which a Party or its Affiliate, Licensee, or Sublicensee does not receive any consideration tied to sales of such Licensed Product or Tevard Product. If a Party appoints a distributor to sell an authorized Generic Product

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of a Licensed Product or Tevard Product, then only the consideration actually paid to such Party or its Affiliate by such distributor shall be included in the calculation of Net Sales.
In the event that any Licensed Product is sold in combination with one or more products which are themselves not Licensed Products under this Agreement for a single price, the Net Sales for such Licensed Product shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Licensed Product and B is the fair market value of the other product(s) in the combination sale. If the fair market value for any product sold in combination with a Licensed Product cannot be reasonably determined, the price attributed to such product will be based on the relative cost of goods for such product, as determined in accordance with GAAP. In addition, in the event that any Licensed Product is sold with any other product(s) or if any giveaways, discounts, rebates or charge-backs (whether as part of a customer loyalty, bundling or “loss leader” program, or otherwise) are provided for any Licensed Product to promote or sell other products or otherwise, the Net Sales for such Licensed Product shall be no less than the fair market value of such Licensed Product on a stand-alone basis (excluding any such discounts, rebates or charge-backs).
“Option Exercise Fee” means the fee applicable to Zogenix’s exercise of an Option, if any, as set forth in the table in Section 6.3.
“Option Package” means, with respect to a given Development Program, the results and data to be delivered to Zogenix pursuant to this Agreement, which results and data shall be reasonably sufficient for Zogenix to evaluate each category of the Option Package Criteria determined in advance for such Development Program.
“Option Package Criteria” means the Core Option Package Criteria, which may be customized for each Development Program by the JDC pursuant to Section 3.1.4, prior to the commencement of a Development Program, or by the JDC and/or the Parties from time to time thereafter by mutual agreement.
“Out-of-Pocket Expenses” means, with respect to the Development of a Product, a Party’s actual, reasonably incurred, documented, out-of-pocket expenses of any nature or kind incurred in performing or having performed Development activities to the extent not included in the FTE Costs.
“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.
“Patent-Based Exclusivity” means, (i) with respect to a Licensed Product in a country in the Territory, that at least one Valid Claim of the Tevard Patents or the Joint Patents Covers such Licensed Product in such country or (ii) with respect to a Tevard Product in a country in the Territory, that at least one Valid Claim of the Zogenix Patents or the Joint Patents Covers such Tevard Product in such country.
“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
“Phase 1 Clinical Trial” means a human clinical trial of a product in any country, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients, that would satisfy in all material respects the requirements of 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States, but excluding so-called “phase 0 trials” conducted using small doses in fewer than twenty (20) people.

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“Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements in all material respects of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.
“Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements in all material respects of 21 C.F.R. 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product.
“Pivotal Registration Trial” means any Phase 3 Clinical Trial or any a human clinical trial conducted for inclusion in (i) that portion of the FDA submission and approval process which provides for the continued trials of a product on sufficient numbers of human patients to generate safety and efficacy data to support Regulatory Approval in the proposed Indication, or (ii) equivalent Regulatory Authority submissions with similar requirements in a country other than the United States.
“Product” means a Development Product or a Licensed Product.
“Product Transfer” means, with respect to a Licensed Product that was Developed under a Development Program, the transfer of Development responsibility from Tevard to Zogenix following achievement by Tevard of the Product Transfer Criteria for such Licensed Product.
“Product Transfer Criteria” means the criteria to be met for each Licensed Product before transfer of Development responsibilities from Tevard to Zogenix, such criteria to be determined by the JDC pursuant to Section 3.1.4 and set forth in Exhibit G, as may be amended from time to time by the JDC or the mutual agreement of the Parties.
“Product Transfer Package” means, with respect to a given Licensed Product, the results and data to be delivered to the JDC pursuant to this Agreement, which results and data shall be reasonably sufficient for the JDC to evaluate each category of the Product Transfer Criteria determined in advance for such Licensed Product.
“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution of an application for such Patent and maintenance of such Patent, as well as requests for patent term adjustments and patent term extensions, and post-grant proceedings including re-examinations, reissues, appeals, and with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.
“Protected Therapeutic Agent” is defined in Section 7.4.
“Regulatory Application” means (a) a Biologics License Application or a New Drug Application for any Licensed Product or Tevard Product filed with the FDA to obtain Regulatory Approval in the United States, or (b) any corresponding applications or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Approvals in any other country or region in the Territory.
“Regulatory Approval” means the approval, license or authorization of the applicable Regulatory Authority for the marketing and sale of a Product for a particular Indication in a country in the Territory, including where required or reasonably prudent to obtain, pricing and reimbursement approvals.

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“Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval in such country, including the EMA and any successor(s) thereto.
“Regulatory-Based Exclusivity” means with respect to a Licensed Product or Tevard Product in a country in the Territory, that, with respect to such Licensed Product or Tevard Product, (a) Zogenix or Tevard, as applicable or any of such Party’s Affiliates, Licensees, or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Applicable Law) in such country to market and sell the Licensed Product or Tevard Product, as applicable, in such country, or (b) the data and information submitted by Zogenix or Tevard as applicable or any of such Party’s Affiliates, Licensees, or Sublicensees to the relevant Regulatory Authority for purposes of obtaining Regulatory Approval may not be disclosed, referenced, used or relied upon in any way by the relevant Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party.
“Research Term” means five (5) years from the Effective Date unless otherwise extended by mutual agreement of the Parties.
“Safety Concern” means any toxicity, serious adverse event, or other safety finding in any preclinical or clinical studies that leads to a good faith determination by any Party, data monitoring committee or by Regulatory Authorities that the Licensed Product exposes or could reasonably likely expose humans to an unacceptable safety risk in relation to therapeutic benefit.
“Second Program” means a Development Program, other than the Dravet Syndrome Program, to Develop a Product for the treatment of a disease or disorder in the Field other than Dravet Syndrome.
“Sublicensee” means, with respect to a particular Licensed Product or Tevard Product, a Third Party to whom Zogenix or Tevard, as applicable, has granted a sublicense under any Know-How or Patents licensed to such Party pursuant to this Agreement, but excluding any Third Party acting solely as a distributor or manufacturer.
“Subsequent Option Program” means a Development Program, other than the Dravet Syndrome Program and the Second Program, to Develop a Product for a different Target(s) than the Dravet Syndrome Program and the Second Program Target(s), and for a disease or disorder in the Field. For avoidance of doubt, there can be more than one Subsequent Option Program.
“Target” means [***] or otherwise associated with any disease or disorder in the Field or that may be the target of a research program to diagnose, ameliorate, mitigate, prevent, treat and/or cure any disease or disorder in the Field. An initial Target list is attached hereto as Exhibit A.
“Territory” means the entire world.
“Tevard In-Licenses” means the license agreements set forth on Exhibit C, as such exhibit may be amended from time to time in accordance with this Agreement.
“Tevard IP” means, collectively, the Tevard Patents and Tevard Know-How.
“Tevard Know-How” means, with respect to a Development Program, all Know-How which is Controlled by Tevard or its Affiliates at any time during the Term, that either (a) relates to the Target(s), Indications(s), or Corrective Therapeutic Agent, including suppression of premature termination codon(s) and rescue translation approaches, used (or intended to be used) in the conduct of such Development Program, (b) is reasonably necessary or useful to Develop, Commercialize or Manufacture any Product

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arising out of or resulting from such Development Program or (c) is developed solely by or on behalf of Tevard in the course of activities conducted pursuant to such Development Program.
“Tevard Option Information Package” means an information package provided by Zogenix to Tevard consisting of a copy of the first IND filed for the applicable Dravet Syndrome Program and a preliminary, non-binding plan and, for the next [***], a budget for the clinical Development of Licensed Products under the Dravet Syndrome Program, which plan and budget have been prepared in good faith by Zogenix.
“Tevard Patents” means, with respect to a Development Program, all Patents owned or Controlled by Tevard or its Affiliates at any time during the Term to the extent any Invention Covered by such Patent is reasonably necessary or useful to Develop, Commercialize or Manufacture any Product under, or conceived in the course of performing activities conducted pursuant to, such Development Program. All Patents owned or Controlled by Tevard or its Affiliates related to the Dravet Syndrome Program or Covering any Products thereunder shall be set forth on Exhibit E.
“Tevard Product” means any agent, including a Corrective Therapeutic Agent that is Developed or Commercialized by Tevard under a Tevard Program.
“Tevard Program” means (a) a Development Program for which Zogenix does not exercise its Option before expiration or termination of the Option Period or (b) a Development Program terminated by Zogenix pursuant to Section 5.3.2, Section 12.2 or Section 12.4 or by Tevard pursuant to Section 12.3.1(b) or Section 12.5.
“Third Party” means any Person other than Tevard or Zogenix that is not an Affiliate of Tevard or of Zogenix.
“United States” or “U.S.” means the United States of America and all of its territories and possessions.
“Valid Claim” means (a) a claim of an issued Joint Patent, Tevard Patent and/or Zogenix Patent, that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer, or (b) a claim of a pending patent application of a Joint Patent, Tevard Patent and/or Zogenix Patent that is filed and being prosecuted in good faith and that has not been finally abandoned or finally rejected and which has been pending for no more than five (5) years from the date of filing of the earliest patent application to which such pending patent application claims priority. (For clarity, a claim of an issued patent that ceased to be a Valid Claim before it issued because it had been pending for more than five (5) years from the date of filing of the earliest patent application to which such pending patent application claims priority, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues.)
“Zogenix Development Program” means any Licensed Development Program for which there has been a Product Transfer.
“Zogenix IP” means, collectively, the Zogenix Patents and Zogenix Know-How.
“Zogenix Know-How” means, with respect to a Development Program, all Know-How which is Controlled by Zogenix or its Affiliates at any time during the Term, that either (a) relates to therapeutic approaches used (or intended to be used) in the conduct of such Development Program, (b) is reasonably necessary or useful to Develop, Commercialize or Manufacture any Product arising out of or resulting from such Development Program or (c) is developed solely by or on behalf of Zogenix in the course of activities conducted pursuant to such Development Program.

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“Zogenix Patents” means, with respect to a Development Program, all Patents that claim an Invention conceived solely by or on behalf of Zogenix, its Affiliates, Licensees, or Sublicensees in the course of performing activities conducted pursuant to such Development Program.
1.2 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions Sections

Additional Third Party IP Section 6.5.3(b)(i)
Agreement Preamble
Arbitration Request Section 13.3
Bankruptcy Code Section 4.6
Breaching Party Section 12.3.1
Chairperson Section 3.1.1
Claims Section 11.1
Confidential Information Section 9.1
Defense Proceeding 8.2.1(a)
Development Plan Section 2.1.2
Disclosing Party Section 9.1
Tevard Option Section 5.2.1
Effective Date Preamble
Existing Confidentiality Agreements Section 9.1.4
Indemnified Party Section 11.3
Indemnifying Party Section 11.3
Joint Development Committee or JDC Section 3.1
Losses Section 11.1
Manufacturing Technology Transfer Section 2.6.1
Milestone Event Section 6.4.1(a)
Non-Breaching Party Section 12.3.1
Option Section 4.1.1
Optioned Dravet Product Section 5.2.2
Option Period Section 4.1.2
Party or Parties Preamble
Payee Section 6.8
Payor Section 6.8
Program Selection Section 2.1.4
Receiving Party Section 9.1
Royalty Term 6.5.3(a)
Securities Laws Section 9.3.3
Terminal Exercise Disqualification Programs Section 4.1.2
Tevard Preamble
Tevard Indemnitee Section 11.1
Tevard Pre-Payment Section 5.2.2(a)
Tevard-Prosecuted Joint Patents Section 8.2.3(c)
Transition Plan Section 4.3.1
University Patents Section 6.5.3(d)
UPC Section 8.3.2(g)
VAT Section 6.12
Withholding Taxes Section 6.11

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Zogenix Preamble
Zogenix Indemnitee Section 11.2
Zogenix-Prosecuted Joint Patents Section 8.3.2(a)

ARTICLE 2
RESEARCH AND DEVELOPMENT
Section 2.1 Development Programs.
2.1.1 Development Responsibilities. During the period of time in which any Development Program is under Development, the Parties will cooperate with each other to provide reasonable support in the conduct of all activities that are reasonably necessary or useful for the Development of such Development Program in the Territory. Notwithstanding the foregoing, Tevard shall have responsibility for the Development of each Product under a Development Program until the Product Transfer of a Product, and Zogenix shall have responsibility for the Development of such Product under a Licensed Development Program and/or Zogenix Development Program thereafter. Each Party will be responsible for conducting the activities assigned to it in each Development Plan under the direction and supervision of the JDC. Each Party will be responsible for selection and supervision of its personnel assigned to tasks related to Development activities. The JDC will be responsible for making, and have authority to make, all decisions, and undertake any actions necessary as a result of such decisions, regarding Development (including additional preclinical and clinical Development and testing) with respect to each Development Program in accordance with Article 3, all in a manner consistent with this Agreement and the applicable Development Plan.
2.1.2 Development Plans. Tevard shall prepare and deliver to the JDC, for the JDC’s review and approval, a written Development plan (the “Development Plan”), including the associated budget (the “Budget”), for the Dravet Syndrome Program, the Second Program and any Subsequent Option Programs setting forth the discovery and research activities to be conducted by Tevard in connection therewith in accordance with a timeline and sufficient to meet the Option Package Criteria to be prepared by the JDC. The initial Development Plan for the Dravet Syndrome Program is attached hereto as Exhibit H, and the initial Development Plans for the Second Program and Subsequent Option Programs will be attached hereto as Exhibit I and Exhibit J, respectively, upon approval of such Development Plans by the JDC. The JDC will, on an annual basis, prepare and approve updates to the Development Plans by September 30 of each Calendar Year for each year of the Research Term. From time to time in between such annual updates, the JDC may amend the Development Plans, consistent with the principles set forth in this Section 2.1. In the event of a conflict between the terms of this Agreement and a Development Plan, the terms of this Agreement shall govern. Without limiting the foregoing, the Development Plans shall include development milestones, anticipated timelines therefor and a Budget. The Budget shall include a reasonable level of detail, including an estimated breakdown of FTEs by category (including categories of personnel whose working time will be fully dedicated to the Development Program and personnel whose working time will be partially dedicated to the Development Program). For clarity, the FTE breakdown estimate shall be for budgeting purposes only and shall not restrict Tevard’s ability to move scientists within and between the FTE categories at its reasonable discretion, provided that Tevard does not exceed the Budget and maintains the minimum level of total FTEs.
2.1.3 Development Diligence. Pursuant to this Agreement and as further provided in this Article 2, during the Research Term, Tevard shall use Commercially Reasonable Efforts to (i) (A) Develop the Dravet Syndrome Program, (B) Develop a Second Program, and (C) if Tevard conducts such Development activities, Develop any Subsequent Option Programs, in each case (A) – (C) until the Product Transfer of the applicable Product arising under such Development Program; (ii) achieve the development milestones

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and meet the timelines set forth in each Development Plan; (iii) deliver to Zogenix Option Packages for the Second Program and all Subsequent Option Programs, as mutually agreed by the Parties in accordance with Section 2.2; and (iv) deliver to the JDC for review and approval Product Transfer Packages for (A) the Dravet Syndrome Program, (B) a Second Program, and (C) if Tevard conducts such Development activities, any Subsequent Option Programs.
2.1.4 Selection of Development Program Targets and Indications. From time to time after the Effective Date, Tevard and the JDC will discuss and consider potential Targets, and Tevard shall provide to Zogenix any information or data reasonably requested by Zogenix related to any current Targets and Indications and Development by Tevard related thereto, for the purpose of evaluating such Targets and Indications for any Development Program for which Tevard conducts Development activities (other than the Dravet Syndrome Program). Zogenix may select any such Target and Indication for the Second Program and, if applicable, any Subsequent Option Program at its discretion but subject to the review and approval of the JDC (“Program Selection”). Upon such approval by the JDC, Tevard shall direct the Second Program and, if applicable, any Subsequent Option Program with respect to the relevant Targets and Indications.
2.1.5 Development Costs.
(a) Zogenix shall be responsible for the Development Costs incurred in connection with the Dravet Syndrome Program from and after the Effective Date and in accordance with the applicable Development Plan, including the Budget. In addition, Zogenix shall be responsible for the Development Costs incurred by Tevard in connection with the Dravet Syndrome Program during the period beginning October 14, 2019 and ending on the Effective Date (“Prior Development Costs”) which Prior Development Costs the Parties hereby agree equals [***].
(b) Tevard shall be responsible for the Development Costs incurred in connection with the Second Program unless and until Program Selection by Zogenix. Zogenix shall (i) be responsible for the Development Costs incurred in accordance with the applicable Development Plan, including the Budget, in connection with the Second Program after Program Selection and (ii) shall reimburse Tevard for all of the Development Costs it incurred in accordance with the applicable Development Plan, including the Budget, in connection with the Second Program until Program Selection by Zogenix.
(c) Tevard shall be responsible for the Development Costs incurred in connection with any Subsequent Option Program(s) unless and until Program Selection by Zogenix. Zogenix shall be responsible for the Development Costs incurred in accordance with the applicable Development Plan, including the Budget, in connection with a Subsequent Option Program after Program Selection and (ii) shall reimburse Tevard for all of the Development Costs it incurred in accordance with the applicable Development Plan, including the Budget, in connection with the Subsequent Option Program until Program Selection by Zogenix.
2.1.6 Development Program Funding. In consideration of Tevard’s performance of its obligations under the Development Plan for each Development Program upon the terms and conditions contained herein, Zogenix shall pay Tevard the Development Costs as set forth in Section 2.1.5 and this Section 2.1.6 and in accordance with the applicable Budget.
(a) At least ten (10) days prior to the start of any Calendar Quarter, and subject to receipt of a corresponding invoice from Tevard, Zogenix will pay Tevard the estimated amount set forth in the Budget for the corresponding Calendar Quarter (each such quarterly payment is referred to herein as an “Estimated Pre-Payment”).
(b) Starting with the first Calendar Year following the Effective Date and within thirty (30) days after (i) the end of each Calendar Year during the Research Term and (ii) the date of termination or

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expiration of the Research Term, Tevard shall perform a true-up for all FTE Costs and Out-of-Pocket Expenses actually incurred during the applicable Calendar Year (or partial Calendar Year in the event of termination or expiration) with respect to which Estimated Pre-Payments have been paid by Zogenix to reconcile the FTE Costs and Out-of-Pocket Expenses that were actually incurred during such Calendar Year (or partial Calendar Year) with the Development Costs that were paid by Zogenix with respect thereto. The true-up for the first full Calendar Year following the Effective Date shall include the Calendar Quarter of the previous year. Tevard shall provide to Zogenix its cost accounting documentation and other information reasonably requested by Zogenix to document the reconciliation.
(c) Each Party shall make reconciling payments to the other as necessary to effect such true-up with respect to the FTE Costs and Out-of-Pocket Expenses for such Calendar Year (or partial Calendar Year). If Zogenix is required to make a payment to Tevard to effect such reconciliation, then Zogenix shall provide such payment to Tevard within twenty-one (21) days of the determination of such payment. If Tevard is required to make a payment to Zogenix to effect such reconciliation, Tevard shall offset such amount against future amounts owed by Zogenix to Tevard pursuant to this Section 2.1.6. If either Party is required to make a payment to effect such reconciliation following the expiration or termination of the Research Program Term, such Party shall make such payment directly to the other Party within thirty (30) days following receipt of the reconciliation.
(d) Tevard shall keep for at least two (2) years from the end of the Calendar Year to which they pertain complete and accurate records of the FTE Costs and Out-of-Pocket Expenses with respect to Development Program activities in reasonably sufficient detail to allow the accuracy of the amounts charged to Zogenix to be confirmed (“Funding Records”). Upon the written request of Zogenix and not more than once in each Calendar Year, Tevard shall permit an independent certified public accounting firm of nationally recognized standing selected by Zogenix and reasonably acceptable to Tevard, at Zogenix’s expense, to have access during normal business hours to such of the Funding Records of Tevard as may be reasonably necessary to verify the accuracy of the amounts charged to Zogenix hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Zogenix and Tevard only whether the amounts charged to Zogenix are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Zogenix. If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy according to Section 2.1.6(c). The fees charged by such accounting firm shall be paid by Zogenix; provided, however, that if such audit uncovers an overcharge to Zogenix of an amount that exceeds the greater of One Hundred Thousand Dollars ($100,000) and seven and one-half percent (7.5%) of the total amounts owed for the Calendar Year in question, the fees of such accounting firm shall be paid by Tevard.
Section 2.2 Delivery and Evaluation of Option Packages for Development Programs.
2.2.1 Delivery of Option Package. On a Development Program-by-Development Program basis, promptly after generating and analyzing data that Tevard believes, in its reasonable opinion, to satisfy the applicable Option Package Criteria, Tevard shall provide the Option Package for the applicable Development Program to Zogenix. The first such Option Package shall be for the Second Program.
2.2.2 Evaluation of Option Package. The JDC shall evaluate each delivered Option Package within thirty (30) days after its receipt to determine whether the data contained therein satisfy in all material respects the applicable Option Package Criteria.
(a) If the JDC determines that the Option Package satisfies the Option Package Criteria, then the Option Period with respect to the applicable Development Program as provided in Section 4.1.2 shall

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commence on the date the JDC makes such determination, which date shall be communicated to Tevard and Zogenix within five (5) Business Days.
(b) If the JDC determines that the Option Package does not satisfy the Option Package Criteria, then unless the Parties agree to amend the applicable Option Package Criteria such that the submitted Option Package meets such amended Option Package Criteria or Zogenix elects to accept the Option Package as delivered by Tevard, Tevard shall continue to use Commercially Reasonable Efforts to Develop or supplement such Option Package until the applicable Option Package Criteria have been satisfied.
(c) Tevard shall not present or transfer any Option Package or any data or information related to any Development Program to any Third Party, or offer to grant or grant any Third Party any rights or license under such Development Program prior to such Development Program either becoming a Tevard Program or becoming a Terminal Exercise Disqualification Program.
2.2.3 Obligations from and after Delivery of the Option Package. Tevard shall continue to conduct Development activities with respect to each Product arising under a Development Program for which an Option Package has been delivered and Option exercised with respect to each such Licensed Product(s) until Product Transfer, and Tevard shall continue to conduct Development activities with respect to every other Product arising under any other Development Program until the earlier of (i) expiration of the Option Period without such Option being exercised and (ii) Product Transfer for such Development Program.
Section 2.3 Regulatory Matters; Compliance.
2.3.1 Compliance & Data Integrity. All of the Development activities to be conducted by Tevard and Zogenix under this Agreement shall be conducted in all material respects in compliance with Applicable Laws, including all applicable cGMP requirements, good laboratory practice requirements and good clinical practice requirements. Tevard and Zogenix shall carry out the Development Programs so as to collect and record any data generated therefrom in a manner consistent with all applicable regulatory requirements.
2.3.2 Regulatory Filings. Tevard shall control and maintain in its possession all regulatory filings, data and information related to each Development Program until the exercise by Zogenix of its Option to such Development Program. As soon as reasonably practicable after Zogenix’s exercise of the Option pursuant to Section 4.1 with respect to each Development Program (including with respect to the Dravet Syndrome Program, which is deemed exercised as of the Effective Date pursuant to Section 4.1.3), but in no event longer than thirty (30) days thereafter, Tevard shall assign and transfer to Zogenix all right, title and interest in and to and sponsorship of and responsibility for all regulatory filings and data and information for the applicable Licensed Products under such Development Programs. Subject to the provisions of Article 9, Tevard may maintain an archival copy in its files of such regulatory filings and data and information for the applicable Licensed Products under such Development Programs, provided that such data and information shall be deemed the Confidential Information of Zogenix. Within ten (10) Business Days after the foregoing date, Tevard shall provide Zogenix with copies of such regulatory filings and all pre-clinical and clinical data and information. Thereafter, Zogenix shall own, prepare, file, be responsible for, and maintain all regulatory filings and Regulatory Approvals for such Licensed Products.
Section 2.4 Subcontracting. Zogenix shall have the right to engage Affiliates or Third Party subcontractors to perform certain of its obligations under this Agreement. Tevard shall have the right to subcontract its obligations under this Agreement to any Third Party subcontractors, provided that such subcontractors are pre-approved in the applicable Development Plan or are pre-approved in writing by the JDC. Any Affiliate or subcontractor to be engaged by a Party to perform a Party’s obligations set forth in this Agreement shall meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity; provided that, any Party engaging an Affiliate

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or subcontractor hereunder shall remain principally responsible and obligated for such activities. In addition, each Party engaging a subcontractor with respect to its obligations under any Development Program shall in all cases retain or obtain exclusive Control of any and all Know-How, Patents or other intellectual property created by or used with the relevant Party’s permission by such subcontractor directly related to such subcontracted activity under the applicable Development Program. Each Party shall ensure that any subcontractor engaged by it will be bound by confidentiality provisions at least as stringent as those set forth in Article 9.
Section 2.5 Records and Audits. Tevard shall, and shall require its Affiliates and permitted subcontractors to, maintain materially complete, current and accurate hard and/or electronic copies of records of all work conducted under each Development Program including, all work conducted to prepare Option Packages, and all results, data, developments and Know-How made in conducting such activities, during the Term and for a period of three (3) years thereafter or longer if required by Applicable Law. Such records shall accurately reflect all such work done and results achieved and shall be in reasonably sufficient detail and in good scientific manner appropriate for applicable patent, Development, and regulatory purposes. Zogenix shall have the right to receive and retain a copy of all such records upon delivery of a written request to Tevard. Zogenix shall also have the right to conduct reasonable audits with respect to all facilities, operations and laboratories (and any records related thereto) operated by Tevard, its Affiliates or its permitted subcontractors, where Development activities are conducted, as is reasonably necessary solely for the purposes of verifying Tevard’s compliance with this Agreement and applicable good laboratory practices, good clinical practices and other regulatory requirements in each country in the Territory, and verifying such Affiliates’ or subcontractors performance under the applicable subcontract, including through audit of any applicable books, records, data or other information of such subcontractor. The foregoing audit shall be conducted during Tevard’s normal business hours and without unreasonable disruption of Tevard’s general business operations and only following seven (7) Business Days prior written notice being delivered to Tevard.
Section 2.6 Manufacture and Supply.
2.6.1 Manufacturing Responsibility. Each Development Plan shall specify the Manufacturing activities to be performed by each Party with respect to the applicable Product. Tevard shall be entitled to participate on any manufacturing subcommittee established by the JDC pursuant to Article 3. Promptly following Product Transfer with respect to any Licensed Product, the Parties shall mutually agree upon a reasonable Manufacturing technology transfer plan to provide for the orderly transition of Manufacturing activities and technology for such Licensed Product to Zogenix or its designee (the “Manufacturing Technology Transfer”). Until the completion of the Manufacturing Technology Transfer with respect to such Licensed Product, Tevard shall be responsible for providing Manufacturing-related services to Zogenix at Zogenix’s continued cost and expense, including but not limited to the supply of quantities of such Licensed Product as requested by Zogenix for technical, non-clinical and clinical Development in the Territory. As part of the Manufacturing Technology Transfer, Tevard shall deliver, at its sole cost and expense, to Zogenix (or its designee) all manufacturing batch records, Development reports, analytical results, filings and correspondence with any Regulatory Authority (including notes or minutes of any meetings with any Regulatory Authority), raw material and excipient sourcing information, quality audit findings and any other relevant technical information in Tevard’s possession and/or control relating to the applicable Licensed Product, and Tevard will reasonably assist (or cause its permitted subcontractors to reasonably assist) Zogenix in the transfer of manufacturing activities to a contract manufacturing organization designated by Zogenix. Subject to the provisions of Article 9, Tevard may maintain an archival copy in its files of such information and records for the applicable Licensed Products, provided that such information and records shall be deemed the Confidential Information of Zogenix, and provided further that Tevard shall be permitted to use such manufacturing-related information for its own Development of

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Tevard Products under a Tevard Program notwithstanding such manufacturing-related information being Zogenix Confidential Information. Tevard shall reasonably cooperate with Zogenix to transition the Manufacture of the applicable Licensed Product to a contract manufacturing organization designated by Zogenix and to scale up such Manufacture for Commercialization of such Product. Zogenix shall have the right to control all Manufacturing-related activities for Development and Commercialization of such Licensed Product in the Territory, at its sole cost and expense.
2.6.2 Manufacturing Approvals. Tevard shall be responsible for obtaining and maintaining Regulatory Approval for the Manufacture of Products until the date of the Manufacturing Technology Transfer. Thereafter, Zogenix or its designee shall be responsible for obtaining and maintaining such Regulatory Approvals.
2.6.3 Compliance with Applicable Law. Each Party shall Manufacture, or have an Affiliate or subcontractor Manufacture, all Products hereunder in full compliance with all aspects of Applicable Law, the applicable specifications, and all applicable FDA (or foreign equivalent) requirements, including without limitation then-current cGMP, as applicable.
2.6.4 Capital Costs. Unless otherwise mutually agreed upon in writing between the Parties, each Party shall be solely responsible for all capital costs incurred by it in connection with the Manufacture of Products, including without limitation building out Manufacturing capacity for and final packaging of such Products.
ARTICLE 3
MANAGEMENT OF THE COLLABORATION
Section 3.1 Joint Development Committee and Subcommittees. The Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”) as more fully described in this Article 3. Subject to Section 3.1.7, the JDC shall have review, oversight and decision-making responsibilities for all Development activities performed under this Agreement, as more specifically provided herein, and each Party agrees to keep the JDC informed of its progress and activities under the programs developed under this Agreement. For clarity, Tevard shall keep the JDC informed of all Development activities in the Field, including activities with respect to the evaluation or Development of any Target or any Corrective Therapeutic Agent.
3.1.1 Membership. The JDC shall be comprised of three (3) representatives (or such other equal number of representatives from each Party as the Parties may agree) from each of Zogenix and Tevard. Each Party shall provide the other with a list of its initial members of the JDC no later than thirty (30) days prior to the first scheduled meeting of the JDC, which shall be no later than sixty (60) days after the Effective Date. Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other Party in accordance with Section 13.8. Each representative of a Party shall have relevant expertise in pharmaceutical drug discovery and Development, and be suitable in seniority and experience and have been delegated the authority to make decisions on behalf of the applicable Party with respect to matters within the scope of the JDC’s responsibilities. Any member of the JDC may designate a substitute to attend and perform the functions of that member at any meeting of the JDC. Each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend meetings of the JDC as non-voting participants, subject to the confidentiality obligations of Article 9. The Parties shall designate a chairperson (the “Chairperson”) to oversee the operation of the JDC, which chairperson may be replaced or substituted as may be mutually agreed upon by the Parties.
3.1.2 Meetings; Reports.

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(a) Prior to the expiration of the Research Term, the JDC shall meet at least once each Calendar Quarter, and more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties shall agree. After conclusion of the Research Term and, on a Licensed Development Program-by-Licensed Development Program basis, prior to the First Commercial Sale of each applicable Licensed Product, the JDC shall meet at least once each Calendar Quarter in order (i) to support ongoing collaboration, communication, and information exchange among the Parties and (ii) for each Party to provide the other Party with an update regarding such Party’s Development of Products. Meetings of the JDC that are held in person shall alternate between the offices of the Parties, or such other location as the Parties may agree. JDC meetings may be conducted by telephone, videoconference or in person. The members of the JDC also may be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate. Each Party will bear all expenses it incurs in regard to participating in all meetings of the JDC, including all travel and living expenses. Each Party may also call for special meetings of the JDC to discuss particular matters requested by such Party. The Collaboration Managers shall provide the members of the JDC with no less than ten (10) Business Days’ notification of each regularly scheduled meeting and, to the extent reasonably practicable under the circumstances, no less than five (5) Business Days’ notification of any special meetings called by either Party.
(b) Tevard shall provide Zogenix with a written report summarizing (to the extent applicable) the activities of Tevard and its Affiliates, Licensees and Sublicensees with respect to the Development of Products and, if applicable, Licensed Products. Such written report shall be provided to Zogenix at least ten (10) Business Days prior to each JDC meeting and shall include: (i) material information, data, and results relating to such Development activities, (ii) discussion of any proposed material changes to any Development Plan, and (iii) the status of regulatory filings and information regarding meetings with Regulatory Authorities, if any.
3.1.3 Minutes. The Chairperson shall appoint one (1) representative in attendance at each meeting to prepare and circulate accurate minutes of each meeting of the JDC, with such appointment effective upon approval by Tevard, such approval not to be unreasonably withheld, setting forth, inter alia, an overview of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JDC and a list of any issues to be resolved by the Executive Officers pursuant to Section 3.1.5. Draft minutes shall be circulated to all JDC representatives for review and comment within five (5) Business Days after the applicable meeting. The JDC representatives will have ten (10) Business Days from the date of circulation of such draft minutes to provide comments. The JDC representative preparing the minutes will incorporate timely received comments. Such minutes shall be effective only after approval by both Parties in writing. With the sole exception of specific items of the meeting minutes to which the members cannot agree and that are escalated to the Executive Officers as provided in Section 3.1.5, definitive minutes of all JDC meetings shall be finalized no later than thirty (30) days after the meeting to which the minutes pertain. If, at any time during the preparation and finalization of the JDC minutes, the Parties do not agree on any issue with respect to the minutes, such issue shall be resolved by the escalation process set forth in Section 3.1.5. The decision resulting from the escalation process shall be recorded by the Collaboration Manager in amended finalized minutes for such meeting.
3.1.4 Responsibilities. The JDC shall perform the following functions, subject to the final decision-making authority of the respective Parties as set forth in Section 3.1.5:
(a) discuss and mutually agree upon the addition of potential Targets (and upon JDC agreement Exhibit A shall be deemed to be updated accordingly), the type or types of Epilepsy to be treated, and the initial Indication(s) for a Corrective Therapeutic Agent to be Developed under the Second Program and any Subsequent Option Programs in accordance with Section 2.1.4;

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(b) review and agree upon target product profile, delivery technology, applicable nucleic acid or peptide sequence(s), other applicable technology, and applicable intellectual property related to each Development Program, including Licensed Development Program and Zogenix Development Program, or reasonably expected to cover any Licensed Products developed thereunder (including applicable Tevard Patents, In-Licenses and any necessary or useful intellectual property Controlled by a Third Party);
(c) prior to the commencement of each Development Program, customize the Core Option Package Criteria to establish the Option Package Criteria for such Development Program, provided that, notwithstanding Section 3.1.5, such customization of such criteria shall require the mutual written agreement of both Parties and, provided further, that if the JDC fails to reach consensus, the issue shall be escalated to the Executive Officers of the Parties for resolution of such criteria pursuant to Section 3.1.5, and neither party shall have final decision-making authority over such decision. The Parties agree that within forty-five (45) days after the date of this Agreement, the JDC shall determine the Option Package Criteria for the Second Program;
(d) discuss and mutually agree upon a list of approved Third Party subcontractors that Tevard may utilize for Development or Manufacturing work;
(e) review and provide comments on each Development Plan, including Budget, submitted by Tevard pursuant to Section 2.1.2 and approve such Development Plan or recommend amendments or revisions thereto;
(f) review, monitor progress, and discuss recommendations under each Development Program and review and discuss the reports provided by Tevard pursuant to Section 3.1.2(b), and discuss any Development Programs under Development by Tevard, including the evaluation of data generated during the course of Tevard’s Development efforts under each such Development Program and any recommendations thereof;
(g) discuss and mutually agree upon the Product Transfer Criteria and any modifications or updates thereto for each Licensed Development Program, provided that if the JDC fails to reach consensus, the issue shall be escalated to the Executive Officers of the Parties for resolution of such criteria pursuant to Section 3.1.5, and neither party shall have final decision-making authority over such decision;
(h) evaluate each delivered Product Transfer Package to determine whether the data contained therein satisfy the applicable Product Transfer Criteria;
(i) provide a forum for determining a publication strategy in relation to the Development Programs and approve proposed publications;
(j) review and monitor all Corrective Therapeutic Agents Developed under the Dravet Syndrome Program, Second Program and any Subsequent Option Programs, and discuss and mutually agree upon the lists of Protected Therapeutic Agents nominated by Zogenix, including the First Restricted List, the Second Restricted List, the Third Restricted List, and the Fourth Restricted List, and any additions or replacements to such lists nominated by Zogenix; and
(k) such other responsibilities as may be assigned to the JDC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time.
For clarity, the JDC shall not have any authority beyond the specific matters set forth in this Section 3.1.4, and in particular shall not have any power to amend or modify the terms of this Agreement.
3.1.5 Decision Making. Except as otherwise provided herein, including, without limitation, Section 3.1.7, with respect to a given Development Program, all decisions of the JDC shall be made by consensus,

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with each Party having one vote. If the JDC cannot agree on a matter within its authority hereunder within thirty (30) days after it has met and attempted to reach such decision, then, either Party may, by written notice to the other, have such issue referred to the Executive Officers for resolution. The Parties’ respective Executive Officers shall meet within fifteen (15) days after such matter is referred to them, and shall negotiate in good faith to resolve the matter. If the Executive Officers are unable to resolve the matter within thirty (30) days after the matter is referred to them, then the issue shall be finally resolved as follows:
(a) Tevard shall have final decision-making authority with respect to any disputes with respect to all Development Programs for which Zogenix has not exercised its Option; except (i) for matters set forth in Sections 3.1.4(a) or 3.1.4(b), for which neither Party shall have final decision-making authority and (ii) as otherwise set forth in Section 3.1.4(c), for which decision-making authority shall be as set forth therein.
(b) Zogenix shall have final decision-making authority with respect to any disputes following the exercise of its Option and with respect to all Licensed Development Programs, including disputes concerning the Development and Commercialization of Licensed Products thereunder.
(c) Any dispute regarding a matter within the JDC’s authority with respect to which final decision-making authority is not otherwise specified in this Section 3.1.5, if not resolved by escalation to the respective Executive Officers of the Parties, shall be finally decided by Zogenix.
3.1.6 Dissolution on Change of Control. Zogenix may, in its sole discretion, dissolve the JDC in the event of a Change of Control of Tevard. Tevard will provide Zogenix written notice within ten (10) days of undergoing any Change of Control.
3.1.7 Termination of JDC role after Product Transfer — except for the Dravet Syndrome Program and except with respect to Protected Therapeutic Agents. Notwithstanding anything to the contrary in this Agreement, with respect to each Development Program except for the Dravet Syndrome Program and except with respect to Section 3.1.4(j), upon Initiation of any Clinical Trial for any Product arising under such Development Program: (i) the jurisdiction and authority of the JDC with respect to such Product shall cease; (ii) all rights of Tevard under this Article 3 with respect to such Product shall be of no further force or effect; and (iii) Zogenix shall have sole decision-making authority with respect to such Product, and Zogenix shall have no further obligation to present any matter with respect to such Product to the JDC or to Tevard, whether for their respective review, approval or otherwise. For the avoidance of doubt, the jurisdiction and authority of the JDC and rights of Tevard with respect to each of the other Products arising under such Development Program shall continue as provided under this Article 3 for so long as such Products remain under Development pursuant to this Agreement, until the Initiation of any Clinical Trial for each such Product.
3.1.8 Termination of JDC role after Expiration of Tevard Option for the Dravet Syndrome Program. Notwithstanding anything to the contrary in this Agreement, with respect to the Dravet Syndrome Program but not with respect to Section 3.1.4(j), upon the expiration of the Tevard Option pursuant to Section 5.2.1 or the cancellation of the Tevard Option in accordance with Section 5.2.3 or 5.2.4 (i) the jurisdiction and authority of the JDC with respect to the Dravet Syndrome Program shall cease; (ii) all rights of Tevard under this Article 3 shall be of no further force or effect; and (iii) Zogenix shall have sole decision-making authority with respect to all matters related to the Dravet Syndrome Program and the Products Developed thereunder without any obligation to present such matters to the JDC or to Tevard, whether for their respective review, approval or otherwise.
3.1.9 Termination of the JDC role with respect to Protected Therapeutic Agents. Notwithstanding anything to the contrary in this Agreement, on a Licensed Development Program-by-Licensed Development Program basis, the jurisdiction and authority of the JDC solely with respect to Section 3.1.4(j) shall continue

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until five (5) years after the first Regulatory Approval of a Licensed Product Developed under such Licensed Development Program.

ARTICLE 4
GRANT OF RIGHTS TO ZOGENIX
Section 4.1 Zogenix Options.
4.1.1 Option Grant. Subject to the provisions of this Section 4.1, Tevard hereby grants to Zogenix the exclusive option, exercisable on a Development Program-by-Development Program basis at Zogenix’s sole discretion, to obtain the exclusive license set forth in Section 4.2.1 as to the Second Program and all Subsequent Option Programs and all Products arising therefrom (each, an “Option”).
4.1.2 Option Exercise Period. Zogenix shall have the right to exercise its Option with respect to the Second Program and all Subsequent Option Programs at any time after the Effective Date until as follows (the “Option Period”):
(a) if Tevard delivers an Option Package for such Development Program during the Research Term, the date that is ninety (90) days after the Parties’ agreement that the applicable Option Package satisfies the Option Package Criteria therefor;
(b) if Tevard delivers an Option Package for such Development Program during the Research Term but the Parties do not agree that such Option Package satisfies the Option Package Criteria, and the Research Term has expired before Tevard has updated and redelivered an Option Package that the Parties agree does satisfy the Option Package Criteria, then:
(i) if Tevard has agreed to update and redeliver such Option Package after the Research Term, the date that is ninety (90) days after the Parties’ agree that the updated and redelivered Option Package for such Development Program satisfies the Option Package Criteria, or
(ii) if Tevard has not agreed to update and redeliver such Option Package after the Research Term, the date that is forty-five (45) days after the expiration of the Research Term;
(c) if Tevard has not provided an Option Package prior to the end of the Research Term, the date that is forty-five (45) days after the expiration of the Research Term; provided that, this clause (c) shall not apply to any Development Program that is terminated by the mutual agreement in writing of the Parties (such programs, the “Terminal Exercise Disqualification Programs”).
(d) If Zogenix exercises an Option with respect to a Development Program prior to Tevard’s delivery or redelivery, as applicable, of an Option Package therefor, then Tevard shall be deemed to have delivered an Option Package for such Development Program for purposes of determining whether Tevard has satisfied its obligation to deliver Option Packages pursuant to Section 2.1.3.
4.1.3 Deemed Exercise of Option to Dravet Syndrome Program. Zogenix’s option with respect to the Dravet Syndrome Program shall be deemed exercised as of the Effective Date.
4.1.4 Exercise of Option to Second Program and any Subsequent Option Programs. Zogenix shall have the right to exercise the Option with respect to the Second Program and any Subsequent Option Programs by written notice to Tevard and payment of the applicable Option Exercise Fee as set forth in

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Section 6.3, if any. Upon Zogenix’s exercise of an Option with respect to the Second Program or any Subsequent Option Programs and receipt by Tevard of the applicable Option Exercise Fee, if any, (i) such Second Program or any Subsequent Option Programs shall be designated as a Licensed Development Program and (ii) the applicable Development Products shall be designated as Licensed Products.
4.1.5 Expiration or Termination of Option. With respect to a particular Second Program or any Subsequent Option Program, if Zogenix does not exercise the Option within the applicable Option Period then, as of the expiration of the Option Period (a) such Option shall terminate and be of no further force or effect, (b) the applicable Second Program or Subsequent Option Program shall become a Tevard Program, and (c) the provisions of Section 5.3.1 shall apply.
Section 4.2 License Grants.
4.2.1 License with respect to the Dravet Syndrome Program. Tevard hereby grants to Zogenix, and Zogenix hereby accepts and receives, the exclusive right and license (even as to Tevard and its Affiliates) in the Territory and in the Field, with the right to grant sublicenses (subject to Section 4.2.5), under the Tevard IP and Tevard’s interest in the Joint IP, to Develop, Manufacture, Commercialize, make, have made, use, offer for sale, sell and import Licensed Products arising from the Dravet Syndrome Program.
4.2.2 Licenses with respect to the Second Program and the Subsequent Option Programs. Upon Zogenix’s exercise of an Option for the Second Program and any Subsequent Option Programs pursuant to Section 4.1, Tevard hereby grants to Zogenix, and Zogenix shall have, the exclusive right and license (even as to Tevard and its Affiliates) in the Territory and in the Field, with the right to grant sublicenses (subject to Section 4.2.5), under the Tevard IP and Tevard’s interest in the Joint IP, to Develop, Commercialize, make, have made, use, offer for sale, sell and import Licensed Products arising from such Development Program.
4.2.3 Tevard In-License.
(a) Zogenix acknowledges and agrees that the rights, licenses and sublicenses granted by Tevard to Zogenix in this Agreement (including any sublicense rights) are subject to the terms of the Tevard In-Licenses set forth in Exhibit C. Upon exercise by Zogenix of its Option with respect to a Development Program, and from time to time thereafter, the Parties shall mutually agree upon any required amendments to Exhibit C.
(b) During the Term, Tevard shall maintain each of the Tevard In-Licenses in good standing and shall not take any action, or omit or fail to take any action (including making necessary payments), which would result in a breach or early termination of any such In-Licenses or any rights thereunder. Tevard covenants that it shall not amend, modify or supplement the terms of, or waive any rights under, any Tevard In-License without the prior written consent of Zogenix, which consent will not unreasonably be denied. Tevard shall promptly notify Zogenix upon receipt by Tevard of any notice from any Inbound Licensor of any actual or alleged breach under any In-License that could result in the termination of such agreement or a material reduction or other material limitation in Tevard’s rights thereunder, and Tevard shall promptly cure any such breach within the allotted cure period and if it is unwilling or unable to do so, Tevard shall timely notify Zogenix and Zogenix shall have the right to cure such breach on Tevard’s behalf.
4.2.4 Termination of Tevard In-Licenses. Zogenix acknowledges and agrees that, if any of the licenses granted to Tevard under the Tevard In-Licenses is terminated, in whole or in part, including due to any failure by Tevard and Zogenix, and their Affiliates and Sublicensees, to meet any of the diligence obligations (including any diligence milestone) set forth therein, then Zogenix’s sublicense under such terminated license(s) may terminate. In instances where an Tevard In-License provides a right for Zogenix to receive a direct license from such Inbound Licensor in event of termination of such Tevard In-License, Tevard shall reasonably cooperate with Zogenix in obtaining such direct license. In instances where a

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Tevard In-License does not already provide a right for Zogenix to receive a direct license from such Inbound Licensor, Tevard will use Commercially Reasonable Efforts to secure written statements from each Inbound Licensor declaring that, should the Tevard In-License be terminated, the applicable Inbound Licensor shall provide prompt notice thereof to Zogenix and shall grant a direct license to Zogenix on the same terms as those set forth in (a) this Agreement, or (b) the Tevard In-License, in each case which apply to the Inbound Licensor’s intellectual property that is sublicensed to Zogenix under the Tevard In-License.
4.2.5 Zogenix’s Sublicensing Rights. Subject to Section 4.2.3(a), Zogenix shall have the right to grant sublicenses under the rights granted to it under Sections 4.2.1 and 4.2.2 to any of its Affiliates and Third Parties. If Zogenix grants a sublicense, the terms and conditions of this Agreement that are applicable to Sublicensees shall apply to such Sublicensee to the same extent as they apply to Zogenix. Zogenix assumes full responsibility, and shall remain liable, for causing the performance of all obligations of each Zogenix Affiliate and Sublicensee to which it grants a sublicense, and will itself pay and account to Tevard for all payments due under this Agreement by reason of operation of any such sublicense.
4.2.6 No Grant of Rights to Third Parties. Except for any rights previously granted by Tevard to the Inbound Licensors pursuant to the Tevard In-Licenses, Tevard shall not itself exercise, nor grant to any Third Party, rights to the Tevard IP or Tevard’s interest in the Joint IP that are inconsistent with or that would interfere with the grant of the rights, Option and licenses granted or potentially to be granted to Zogenix hereunder.
Section 4.3 Product Transfer.
4.3.1 On a Licensed Product-by-Licensed Product basis, promptly after generating and analyzing data that Tevard believes, in its reasonable opinion, to satisfy the applicable Product Transfer Criteria, Tevard shall provide a Product Transfer Package to the JDC. The JDC shall evaluate such Product Transfer Package promptly to determine whether the data satisfy the applicable Product Transfer Criteria.
4.3.2 As soon as reasonably practicable after the JDC determines that the Product Transfer Criteria for a Licensed Product have been achieved, the Parties shall agree to a plan to transfer to Zogenix (or its designee) all Development activities then being undertaken by Tevard with respect to such Licensed Product (“Transition Plan”). Tevard shall transition all such activities to Zogenix in accordance with the Transition Plan at Zogenix’s cost and expense with respect to such transition activities. Without limiting the foregoing, Tevard shall disclose and deliver to Zogenix all tangible embodiments of all Tevard Know-How or Joint Know-How in its possession and Control that are useful or necessary to research, develop, make, use, sell, offer for sale or import the applicable Licensed Product, in each case to the extent not provided to Zogenix prior to such achievement of the Product Transfer Criteria, and all Books and Records related to such Licensed Product (provided that, with respect to any Books and Records related to both such Licensed Product and any other Products remaining with Tevard, Tevard may retain copies of such Books and Records for use in another Licensed Development Program, which copies shall be subject to the confidentiality covenants set forth in Article 9, provided that Tevard may disclose such Books and Records to an Inbound Licensor solely to the extent required under an In-License). Tevard shall make such Tevard Know-How or Joint Know-How available in a mutually agreed upon format and where feasible in electronic form; provided that, if Zogenix requests a form other than the form in which Tevard otherwise maintains such Tevard Know-How or Joint Know-How then Zogenix shall reimburse Tevard for all Out of Pocket Expenses incurred by Tevard in converting such Tevard Know-How or Joint Know-How to the form requested by Zogenix.
4.3.3 Without limiting the foregoing, Tevard will provide reasonable assistance to Zogenix or its designee in connection with understanding and using the Tevard Know-How within the scope of the licenses granted under Section 4.2.1 at Tevard’s cost and expense. In providing Tevard Know-How or Joint Know-

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How under Section 4.3.1, Tevard shall deliver written and electronic materials to Zogenix, and assistance from its professional staff for meetings, telephone calls, and other reasonable assistance as requested by Zogenix to enable it to understand and use such Know-How.
Section 4.4 Rights Retained by the Parties. Any rights of Tevard or Zogenix, as the case may be, not expressly granted to the other Party pursuant to this Agreement shall be retained by such Party.
Section 4.5 Government Rights. To the extent that the Tevard IP was supported under a United States Government funding agreement, then (a) the United States Government has been or will be granted licensing rights as required under the terms of those federal agreements, (b) all rights and requirements of the United States Government and others under Public Law 96-517, and Public Law 98-620, including but not limited to government purpose license, march-in rights, and obligations to provide materials to other researchers shall remain and shall in no way be affected by this Agreement and any right granted in this Agreement greater than that permitted under Public Law 96-517, or Public Law 98-620, shall be subject to modification as may be required to conform to the provisions of those statutes, and (c) products sold in the United States of America, embodying or produced through use of Tevard IP, will be manufactured substantially in the United States of America, unless a waiver has been obtained from the federal funding agency under whose funding agreement the Tevard IP was generated.
Section 4.6 Section 365(n) of the Bankruptcy Code. All rights and licenses granted pursuant to any section of this Agreement, including pursuant to Section 4.2, are rights and licenses to “intellectual property” (as defined in Section 101(35A) of title 11 of the United States Code (the “Bankruptcy Code”)). Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.
ARTICLE 5
POST-EXERCISE ACTIVITIES
Section 5.1 Zogenix Development and Commercialization.
5.1.1 Zogenix, either itself or by and through its Affiliates, Licensees, Sublicensees, or contractors, shall control all Development (except as provided in Section 2.1.1), Manufacturing and Commercialization activities in connection with Licensed Products arising under Zogenix Development Programs. Zogenix shall have sole decision-making authority with respect to the Development, Manufacturing and Commercialization of any Licensed Product within a Zogenix Development Program, provided that, Tevard shall remain primarily responsible for conducting, and shall use Commercially Reasonable Efforts to conduct, the Development Programs with respect to each Product arising thereunder up to Product Transfer, provided further that Zogenix shall have final decision-making authority with respect to such additional Development activities (including any Development budget) and Tevard shall not submit any regulatory filings with respect thereto without Zogenix’s prior written approval thereof. Zogenix shall reimburse Tevard for all Development Costs incurred by Tevard in conducting such post-exercise activities consistent with the approved Development Plan and Budget in accordance with Section 2.1.6, and Tevard shall incorporate any input of Zogenix regarding the conduct of such activities.
5.1.2 Zogenix shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least one (1) Licensed Product and, after receiving the applicable Regulatory Approval, to Commercialize at least one (1) Licensed Product.
5.1.3 Notwithstanding Section 5.1.1 and subject to the reasonable availability of Tevard resources, in addition to its obligation under Section 4.3, Tevard shall continue to provide Development support for any stage of Development for Zogenix Development Programs as reasonably requested by Zogenix. Prior to beginning any such Development support, Tevard shall prepare a reasonable budget for Zogenix’s review

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and approval. Zogenix shall reimburse Tevard for all Development Costs incurred by Tevard or any of its Affiliates in performing activities requested by Zogenix under this Section 5.1.3 within forty-five (45) days after Zogenix’s receipt of each Tevard invoice therefor provided such expenses are consistent with the approved budget.
Section 5.2 Tevard Option.
5.2.1 Tevard’s Option to Participate in Clinical Development of Dravet Syndrome Program. At any time after [***] but at [***] before Initiation of [***] Zogenix shall provide to Tevard the Tevard Option Information Package. Within ninety (90) days of Zogenix providing such Tevard Option Information Package, Tevard shall have the right to elect, by written notice to Zogenix, to receive an enhanced royalty on sales of Licensed Products from the Dravet Syndrome Program and to share in the Development Costs of the Dravet Syndrome Program as further provided in this Section 5.2 (the “Tevard Option”). Upon the expiration of such ninety (90)-day election period, the Tevard Option shall expire and be of no further effect.
5.2.2 Effects of Exercising Tevard Option. If Tevard exercises the Tevard Option, then (a) Tevard shall be liable for and shall reimburse Zogenix for [***] of all Development Costs incurred by Zogenix in connection with the Dravet Syndrome Program after Tevard’s exercise of the Tevard Option, including any Pivotal Registration Trials and post-marketing studies; and (b) the royalty rates payable by Zogenix to Tevard on Net Sales of Licensed Products under the optioned Dravet Syndrome Program (“Optioned Dravet Product”) shall increase as provided in Section 6.5.1.
(a) Within thirty (30) days following Tevard’s exercise of the Tevard Option, and thereafter at least thirty (30) days prior to the start of any Calendar Year, and subject to receipt of a corresponding invoice from Zogenix, Tevard will pay Zogenix the amount set forth in such invoice, which shall be the estimated [***] of Zogenix’s Development Costs expected to be incurred by Zogenix in connection with the Dravet Syndrome for the corresponding Calendar Year (or partial Calendar Year) (each such payment is referred to herein as a “Tevard Pre-Payment”).
(b) Within thirty (30) days after the end of each Calendar Year (or partial Calendar Year) following Tevard’s exercise of the Tevard Option, Zogenix shall perform a true-up for all FTE Costs and Out-of-Pocket Expenses actually incurred during the applicable Calendar Year (or partial Calendar Year) with respect to which Tevard Pre-Payments have been paid by Tevard to reconcile the FTE Costs and Out-of-Pocket Expenses that were actually incurred during such Calendar Year (or partial Calendar Year) with the Tevard Pre-Payment that was paid by Tevard with respect thereto. Zogenix shall provide to Tevard its cost accounting documentation and other information reasonably requested by Tevard to document the reconciliation.
(c) Each Party shall make reconciling payments to the other as necessary to effect such true-up with respect to the FTE Costs and Out-of-Pocket Expenses for such Calendar Year (or partial Calendar Year). If Tevard is required to make a payment to Zogenix to effect such reconciliation, then Tevard shall provide such payment to Zogenix within twenty-one (21) days of the determination of such payment. If Zogenix is required to make a payment to Tevard to effect such reconciliation, Zogenix shall offset such amount against future amounts owed by Tevard to Zogenix pursuant to this Section 5.2.2.
5.2.3 Failure to Make Tevard Pre-Payment. If Tevard fails to make a Tevard Pre-Payment when due, Zogenix shall provide Tevard with written notice of such failure (a “Pre-Payment Failure Notice”). Timely upon receipt of such a Pre-Payment Failure Notice, Tevard may provide written notice to Zogenix detailing any amounts in dispute, which dispute Zogenix and Tevard shall seek to resolve in accordance with Section 13.1. If Tevard fails to make an undisputed Tevard Pre-Payment (or the undisputed amount of a Tevard

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Pre-Payment) within sixty (60) days following receipt of a Pre-Payment Failure Notice, Tevard’s exercise of the Tevard Option shall be deemed cancelled as if such exercise had not occurred. Tevard shall not be entitled to any refund or credit for amounts that it may have paid as Tevard Pre-Payments prior to cancellation (other than amounts that may be payable or creditable to Tevard as a final reconciliation) and Tevard shall not be entitled to any increased royalty rates on Net Sales of Licensed Products and the Optioned Dravet Product shall be deemed a Licensed Product.
5.2.4 Cancellation of Tevard Option. Tevard may cancel its exercise of the Tevard Option for any or no reason by providing [***] written notice of such cancellation to Zogenix. For the avoidance of doubt, if Tevard elects to cancel its exercise of the Tevard Option for convenience as set forth in this Section 5.2.4, Tevard shall be obligated to make any Tevard Pre-Payment that comes due during such [***] notice period, and Tevard shall not be entitled to any refund or credit for amounts that it may have paid as Tevard Pre-Payments prior to cancellation (other than amounts that may be payable or creditable to Tevard as a final reconciliation) and Tevard shall not be entitled to any increased royalty rates on Net Sales of Licensed Products and the Optioned Dravet Product shall be deemed a Licensed Product.
5.2.5 Responsibility for Development and Commercialization. Tevard’s exercise of the Tevard Option shall not alter Zogenix’s right to control all Development, Manufacturing and Commercialization activities under the Dravet Syndrome Program or Zogenix’s obligations hereunder with respect to such Development, Manufacturing and Commercialization.
Section 5.3 Tevard Programs.
5.3.1 Tevard Program. If the Option Period for an Option with respect to a particular Development Program expires without exercise by Zogenix, then (i) such Development Program shall become a Tevard Program and the applicable Development Products shall become Tevard Products for which Tevard shall, subject to Article 7, have the right (but not the obligation), in its sole discretion, to Develop, Manufacture and Commercialize such Tevard Product in the Territory inside and outside the Field, alone or through any Affiliate and, after the Research Term, with any Third Party, Licensee or Sublicensee, (ii) the obligations of Tevard and rights of Zogenix under Article 2 with respect to such Development Program will terminate, and (iii) Zogenix will have no further obligations to make any milestone, royalty or other payments to Tevard under Article 6 with respect to such Development Program, except for any such obligations that accrued prior to the date such Development Program became a Tevard Program.
5.3.2 Zogenix Development Termination. After exercising an Option with respect to a particular Development Program, Zogenix may terminate this Agreement with respect to such Licensed Development Program pursuant to Section 12.2. Upon such termination, the Licensed Products within such Licensed Development Program shall be deemed Tevard Products for the remainder of the Term, such Licensed Development Program shall be deemed a Tevard Program for the remainder of the Term and Sections 12.6.2(c), 12.6.2(e) and 12.6.2(f) and the restrictions of Article 7 shall apply.
5.3.3 License with respect to the Tevard Program. Zogenix hereby grants to Tevard, and Tevard hereby accepts and receives, the exclusive right and license (even as to Zogenix and its Affiliates) in the Territory and inside and outside the Field, with the right to grant sublicenses (subject to Section 5.3.4), under the Zogenix IP and Zogenix’s interest in the Joint IP, to Develop, Manufacture, Commercialize, make, have made, use, offer for sale, sell and import Tevard Products subject to the restrictions in Article 7. For the avoidance of doubt, Tevard shall not be granted any rights to Prosecute and Maintain or enforce the licensed Joint IP to the extent not allocated to Tevard under Article 8. The royalty obligations set forth in Section 6.6 shall apply with respect to Tevard Products and any other Products from terminated Development Programs Developed, Manufactured or Commercialized by Tevard, alone or with any Third Party or through any Affiliate, Licensee or Sublicensee, as Tevard Products.

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5.3.4 Tevard’s Sublicensing Rights. Tevard shall have the right to grant sublicenses under the rights granted to it under Sections 5.3.3 to any of its Affiliates and Third Parties. If Tevard grants a sublicense, the terms and conditions of this Agreement that are applicable to Sublicensees shall apply to such Sublicensee to the same extent as they apply to Tevard. Tevard assumes full responsibility, and shall remain liable, for causing the performance of all obligations of each Tevard Affiliate and Sublicensee to which it grants a sublicense, and will itself pay and account to Zogenix for all payments due under this Agreement by reason of operation of any such sublicense.
ARTICLE 6
PAYMENTS
Section 6.1 Initial Fee. In partial consideration for the rights, licenses, and Options granted to Zogenix hereunder, Zogenix shall pay Tevard a one-time, non-refundable, initial payment (the “Initial Payment”) within five business days following the Effective Date. The Initial Payment amount shall be the difference of the Aggregate Option Agreement Payments subtracted from the amount of Ten Million Dollars ($10,000,000). In accordance with Section 2.1.5, ninety percent (90%) of the Initial Payment shall be allocated for Development Costs related to research and development and manufacturing activities for Licensed Products (including process development and contract manufacturing).
Section 6.2 Investment. In partial consideration for the rights, licenses, and Options granted to Zogenix hereunder, Zogenix shall purchase a Convertible Promissory Note, in substantially the form of Exhibit F, from Tevard in the amount of Five Million Dollars ($5,000,000) on the Effective Date.
Section 6.3 Option Exercise Fees. In partial consideration for the rights, licenses, and Options granted to Zogenix hereunder, Zogenix shall pay Tevard the following non-refundable, non-creditable fees, on a Development Program-by-Development Program basis, as set forth below:

Type of Fee	Amount
Option Exercise Fee for the Dravet Syndrome Program and Second Program	No Option Exercise Fee required or due

Option Exercise Fee for each Development Program other than the Dravet Syndrome Program and Second Program	$2,000,000
Terminal Option Exercise Fee (applies in lieu of the initial Option Exercise Fee if Option is exercised at the end of the Research Term pursuant to Section 4.1.2(b)(ii) or Section 4.1.2(c) if a Development Program other than a Terminal Exercise Disqualification Program has not progressed to delivery of the Option Package which meets the Option Package Criteria)	$500,000

Section 6.4 Development and Commercial Milestone Fees.
6.4.1 Milestone Payments.

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(a) In partial consideration for the rights, licenses, and Options granted to Zogenix hereunder Zogenix shall make the following non-refundable, non-creditable milestone payments to Tevard, on a Zogenix Development Program-by-Zogenix Development Program basis, within forty-five (45) days after the first achievement by Tevard, Zogenix, or their respective Affiliates, Licensees, or Sublicensees of the milestone events set forth in the tables in Section 6.4.2 and Section 6.4.3 below (each, a “Milestone Event”).
(b) In the event a Milestone Event occurs in a Zogenix Development Program, all prior Milestone Events with respect to such Zogenix Development Program that have not occurred shall be deemed to have occurred, and any payment(s) associated with such prior Milestone Events that have not previously been paid shall be due and payable with the payment associated with the Milestone Event that occurred.
(c) The total milestone payments due with respect to the Dravet Syndrome Program shall not exceed one hundred million dollars ($100,000,000), and the total milestone payments for each of the Second Program and each Subsequent Option Program shall not exceed seventy million dollars ($70,000,000).
(d) For the avoidance of doubt, with respect to each Zogenix Development Program, each milestone payment in the tables in Section 6.4.2 and Section 6.4.3 is due only once regardless of the number of Clinical Trials conducted under such Zogenix Development Program, the number of Licensed Products or Indications under a Zogenix Development Program, or the number of times that a particular Milestone Event is achieved.
6.4.2 Milestone Events for the Dravet Syndrome Program:

Milestone Event	Amount
[***]	[***]

Milestone Event	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total:	$100,000,000

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6.4.3 Milestone Events for Each of the Second Program and Each Subsequent Option Program(s):

Milestone Event	Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total:	$70,000,000

Section 6.5 Royalty Payments for Licensed Products.
6.5.1 In General. In partial consideration for the rights and licenses granted to Zogenix hereunder Zogenix shall pay Tevard tiered royalties on Net Sales of Licensed Products at the royalty rates set forth in the table below, on a Licensed Product-by-Licensed Product basis. Payments due from Zogenix to Tevard under this Section 6.5.1 shall be paid within forty-five (45) days after the end of each Calendar Quarter.
Annual Net Sales of Licensed Products

Annual Net Sales of Licensed Products	Royalty Rate Applicable to Net Sales of Licensed Products other than Optioned Dravet Product	Royalty Rate Applicable to Net Sales of Optioned Dravet Product
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

6.5.2 In License Payments. The Party that is a party to each In-License shall, subject to Section 6.5.3(b), be responsible for making any payments due to the applicable Inbound Licensor arising under or in connection with such In-License, provided that, if Tevard is the party to such In-License and fails to make such payment, then, in addition to any other rights or remedies available to Zogenix at law or in equity, Zogenix shall have the right to make such payment on Tevard’s behalf and shall have the right, at its sole election to either (i) seek reimbursement of such payment from Tevard, and/or (ii) deduct the amounts paid by Zogenix under such Tevard In-License from any royalty or milestone payments otherwise due to Tevard under this Agreement.

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6.5.3 Royalty Term and Adjustments.
(a) Royalty Term. Zogenix’s royalty obligations to Tevard under this Section 6.5 shall commence on a country-by-country and Licensed Product-by-Licensed Product basis on the date of the First Commercial Sale by Zogenix, its Affiliates, Licensees, or Sublicensees of the relevant Licensed Product in the relevant country and shall expire on a country-by-country basis and Licensed Product-by-Licensed Product basis on the latest of the following, as applicable: (a) the expiration of Patent-Based Exclusivity with respect to such Licensed Product in such country, (b) the expiration of Regulatory-Based Exclusivity with respect to such Licensed Product in such country, and (c) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country by Zogenix, its Affiliates, Licensees, or Sublicensees, provided that there is Patent-Based Exclusivity for the Licensed Product in at least one country in the Territory at the time of such First Commercial Sale (the “Royalty Term”). The foregoing provisions of this Section 6.5 notwithstanding, the royalties payable with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, [***] of the amounts otherwise payable pursuant to Section 6.5.1 (with respect to Licensed Products [***]. Notwithstanding anything to the contrary herein, in no event shall the aggregate royalty payment, as adjusted by this Section 6.5.3, due from Zogenix to Tevard with respect to the Development, Commercialization and Manufacture of a Licensed Product be less than the aggregate amount that Tevard is required to pay to the Inbound Licensors of the Tevard In-License with respect to such Licensed Product. If any amount that Zogenix is entitled to deduct from the royalty payments due to Tevard under Section 6.5.1 with respect to a Licensed Product is not fully offset against such royalty amounts as a result of the preceding sentence, such amount may be carried forward and applied to future periods until fully exhausted.
(b) Future In-Licenses.
(i) Notwithstanding anything to the contrary herein, Zogenix shall have the right, without seeking the consent of the JDC, to independently negotiate a license to any additional technology or intellectual property (including any Patents) if necessary or useful to Develop, Commercialize or Manufacture a Product without infringing such intellectual property, including as part of settlement of any claim, litigation or administrative proceedings (“Additional Third Party IP”). For clarity, Tevard shall not, without Zogenix’s prior written consent, enter into any license agreement for Additional Third Party IP applicable to any Licensed Development Program or Covering any Licensed Product. With respect to any such license agreement that Tevard is interested in entering into, Tevard shall provide Zogenix with a reasonable opportunity to review and comment on the proposed terms of such license that would be applicable to Zogenix as a sublicensee thereunder, and shall incorporate and advocate for such terms in negotiating such license.
(ii) On a Licensed Product-by-Licensed Product basis, if Zogenix directly obtains a license or other agreement to any Additional Third Party IP that is necessary or useful to Develop, Commercialize or Manufacture a Product, such license shall automatically be deemed an “In-License” and Zogenix shall have the right to deduct [***] of the amounts paid by Zogenix under any In-License from any royalty payments due to Tevard under Section 6.5.1 with respect to the applicable Licensed Product, provided that, in no event shall such royalty payments due to Tevard under Section 6.5.1 be reduced to [***] of the full amount set forth in Section 6.5.2 as the result of any such deduction under this Section 6.5.3(b)(ii). If any amount that Zogenix is entitled to deduct from the royalty payments due to Tevard under Section 6.5.1 with respect to a Licensed Product is not fully offset against such royalty amounts as a result of the preceding sentence, such amount may be carried forward and applied to future periods until fully exhausted.
(iii) If during the Term, Tevard believes that a license to Additional Third Party IP is necessary or useful to Develop, Commercialize or Manufacture a Product, Tevard shall promptly provide Zogenix, via the JDC, a written description of such Additional Third Party IP together with the proposed licensing terms

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therefor. If the Parties are in agreement that such Additional Third Party IP should be licensed, then the Parties shall discuss which Party shall lead such negotiations and thereafter, the designated Party shall use good faith efforts to license such Additional Third Party IP. The negotiating Party shall provide the other Party with a reasonable opportunity to review and comment on the proposed terms of such license that would be applicable to such other Party as a sublicensee thereunder, and shall reasonably consider and advocate for such comments when negotiating the terms of such license.
(iv) If Tevard obtains a license or other agreement to Additional Third Party IP pursuant to Section 6.5.3(b)(iii), Tevard shall promptly provide to Zogenix a written description of such Additional Third Party IP, together with a true and correct copy of such license or other agreement. If Zogenix notifies Tevard in writing after receipt thereof that Zogenix elects to receive a sublicense of rights granted under such Third Party license agreement, then such Third Party license agreement shall be an “In-License” under this Agreement. Zogenix shall, in addition to the other payments made by Zogenix to Tevard pursuant to this Article 6, pay to Tevard [***] of the amounts payable by Tevard pursuant to such In-License with respect to the Development, Commercialization and Manufacture of Licensed Products hereunder, and the Parties shall coordinate such payments by Zogenix so that Tevard receives such payments prior to the dates on which Tevard is required to pay the applicable Inbound Licensor. Tevard shall use Commercially Reasonable Efforts to ensure that (A) the royalty payments applicable to the Licensed Products shall be no higher than those royalty payments applicable to any other products licensed thereunder (including any products of Tevard’s other licensees) and (B) the rights and obligations applicable to the Licensed Products shall be no more restrictive than those rights and obligations applicable to other products licensed thereunder (including any products of Tevard’s other licensees).
(c) Generic Product Competition. If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, Generic Product Competition is present with respect to such Licensed Product in such country during such Calendar Quarter, then the royalties payable with respect to such Licensed Product pursuant to Section 6.5.1 in such country during such Calendar Quarter shall be reduced to [***] of the amounts otherwise payable pursuant to Section 6.5.1.
(d) Additional Royalty if Zogenix Challenges the University Patents. Should Zogenix bring an action seeking to invalidate any University Patent, Zogenix will pay an additional royalty to Tevard during the pendency of such action that is equal to the increased royalty that Tevard pays to CWRU under the CWRU License. These additional royalties shall not be refundable. Moreover, should the outcome of such action determine that any claim of a University Patent challenged by Zogenix is both valid and infringed by a Licensed Product, Zogenix will pay an additional royalty that is equal to the increased royalty that Tevard pays to CWRU under the CWRU License during the remainder of the royalty term under the CWRU License. During the pendency of any action seeking to invalidate any University Patent, Zogenix shall not pay the additional royalties into any escrow or other similar account but shall pay such additional royalty to Tevard. This Section 6.5.3(d) shall not apply to situations where (i) Zogenix is required to participate in such patent challenge pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of Zogenix or its Affiliates, (ii) any assertion by Zogenix or its Affiliates relating to validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability as a defense in any legal proceeding, administrative proceeding or arbitration brought by CWRU, WIBR or their licensees (including Tevard) or assignees asserting infringement against Zogenix or its Affiliates or (iii) any dispute or challenge brought by a Third Party which subsequently becomes an Affiliate of Zogenix provided the Zogenix causes such Third Party to initiate rescission of such dispute or challenge within sixty (60) days after such Third Party becomes an Affiliate of the Zogenix . For clarity, this Section 6.5.3(d) shall not apply to arguments made by Zogenix that distinguish the inventions claimed in patent applications owned or controlled by Zogenix from those claimed in the University Patents (a) in the ordinary course of ex parte prosecution of Zogenix’s patent applications or (b) in inter partes

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proceedings before the United States Patent and Trademark Office or in any other agency or tribunal or court in any jurisdiction. For purposes of this Section 6.5.3(d), the term “University Patents” means those Patents licensed by Tevard pursuant to that certain License Agreement between Tevard and Case Western Reserve University, dated March 6, 2020 (the “CWRU License”) and those Patents licensed by Tevard pursuant to that certain License Agreement between Tevard and The Wistar Institute of Anatomy and Biology and the University of Iowa Research Foundation, dated September 22, 2020 (the “Wistar License”).
Section 6.6 Royalty Payments for Tevard Products.
6.6.1 Returned Development Programs. With respect to any Licensed Development Program that (i) becomes a Tevard Program subsequent to the filing of an IND with respect to such Development Program, if Tevard elects to Develop or Commercialize the Tevard Product(s) from such Tevard Program, Tevard shall pay Zogenix a royalty, on a Tevard Product-by-Tevard Product basis, on Net Sales of such Tevard Products by Tevard, its Affiliates, Licensees, or Sublicensees at the rate of [***], subject to the limitation in Section 6.6.2, or (ii) becomes a Tevard Program prior to the filing of an IND with respect to such Development Program, if Tevard elects to Develop or Commercialize Tevard Products, Tevard shall pay Zogenix a royalty, on a Tevard Product-by-Tevard Product basis, on Net Sales of such Tevard Products by Tevard, its Affiliates, Licensees, or Sublicensees at the rate of [***], subject to the limitation in Section 6.6.2. Payments due from Tevard to Zogenix under this Section 6.6.1 shall be paid on a Calendar Quarter basis within forty-five (45) days after the end of such Calendar Quarter.
6.6.2 Royalty Term for Tevard Products. Tevard’s royalty obligations to Zogenix under this Section 6.6 shall commence on a country-by-country and Tevard Product-by-Tevard Product basis on the date of First Commercial Sale by Tevard, its Affiliates, Licensees, or Sublicensees of the relevant Tevard Product in the relevant country and shall expire on a country-by-country and Tevard Product-by-Tevard Product basis on the latest of the following, as applicable: (a) the expiration of Patent-Based Exclusivity with respect to such Tevard Product in such country, (b) the expiration of Regulatory-Based Exclusivity with respect to such Tevard Product in such country, and (c) the tenth (10th) anniversary of the First Commercial Sale of such Tevard Product in such country by Tevard, its Affiliates, Licensees, or Sublicensees, provided that with respect to clause (c) there is Patent-Based Exclusivity for the Tevard Product in at least one country in the Territory at the time of such First Commercial Sale.
(a) Generic Product Competition. If, on a Tevard Product-by-Tevard Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, Generic Product Competition is present with respect to such Tevard Product in such country during such Calendar Quarter, then the royalties payable with respect to such Tevard Product pursuant to Section 6.6.1 in such country during such Calendar Quarter shall be reduced to [***] of the amounts otherwise payable pursuant to Section 6.6.1.

Section 6.7 Reports; Development and Sales Milestones; Royalty Payments. Until the expiration of a Party’s royalty and other payment obligations under this Article 6, such Party agrees to make written unaudited reports to the other Party within sixty (60) days after the end of each Calendar Quarter covering sales of Licensed Products or Tevard Products (as the case may be) on a product-by-product, country-by-country basis in the Territory by such Party, its Affiliates, Licensees, and Sublicensees during such Calendar Quarter. Each such written report shall provide (a) the Net Sales in Dollars and local currency for each Licensed Product in the Territory during the reporting period; and (b) the royalties payable, in Dollars, which shall have accrued hereunder with respect to such Net Sales. The information contained in each report under this Section 6.7 shall be considered Confidential Information of the Party providing the report. Concurrent with the delivery of each such report, the Party delivering such report shall make the royalty payment due the other Party under Article 6 for the Calendar Quarter covered by such report. In the case of

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transfers or sales of any Licensed Product or Tevard Product (as applicable) between the royalty-paying Party and an Affiliate, Licensee or Sublicensee of such Party, a royalty shall be payable only with respect to the sale of such Licensed Product or Tevard Product to an independent Third Party that is not an Affiliate, Licensee or Sublicensee of the seller.
Section 6.8 Methods of Payments. All payments due from one Party (the “Payor”) to the other Party (the “Payee”) under this Agreement shall be paid in Dollars by wire transfer to a bank in the United States designated in writing by the Payee.
Section 6.9 Accounting.
6.9.1 Payor agrees to keep, and to require its Affiliates, Licensees, and Sublicensees to keep, full, clear and accurate records for a minimum period of three (3) years after the conclusion of the Calendar Year in which the relevant payment is owed pursuant to this Agreement, setting forth the sales and other disposition of Licensed Products and Tevard Products sold or otherwise disposed of in sufficient detail to enable royalties and compensation payable to the Payee hereunder to be determined.
6.9.2 Payor further agrees, upon not less than ninety (90) days prior written notice, to permit, and to require its Affiliates, Licensees, and Sublicensees to permit, the Books and Records relating to such Licensed Product and Tevard Product to be examined by an independent accounting firm selected by Payee and reasonably acceptable to Payor for the purpose of verifying reports provided by Payor under this Article 6. Such audit shall not be performed more frequently than once in any twelve (12)-month period or once with respect to any reporting period, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. The independent accounting firm shall have reasonable access, on reasonable notice and during Payor’s normal business hours to individuals, records and responses to questions from auditors in a timely manner and have the right to make copies of relevant portions of Payor’s Books and Records; provided that, any such copies shall be the Confidential Information of Payor, shall be protected by appropriate confidentiality obligations and shall not be shared with Payee or any other Person.
6.9.3 Such examination is to be made at the expense of Payee, except if the results of the audit reveal an underpayment of royalties, milestones, or other payments to Payee under this Agreement of ten percent (10%) or more in any Calendar Year, in which case reasonable audit fees for such examination shall be paid by Payor.
Section 6.10 Currency. All amounts payable and calculations hereunder shall be in Dollars. When conversion of payments from any foreign currency is required to be undertaken by the Payor, the USD equivalent shall be calculated using Payor’s then-current standard exchange rate methodology as applied in its external reporting.
Section 6.11 Taxes and Withholding. Each Party shall be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed on or measured by net income or overall gross income (including branch profits), gross receipts, capital, ability or right to do business, property, and franchise or similar taxes pursuant to Applicable Law. If the Payor is required to deduct or withhold from any payment due hereunder any taxes, duties, levies, imposts, assessments, deductions, fees, and other similar charges by Applicable Law or any Governmental Authority (“Withholding Taxes”), then the Payor shall pay such Withholding Taxes to the applicable Governmental Authority and make the payment to the Payee of the net amount due after deduction or withholding of such taxes, and such Withholding Taxes shall be treated for all purposes of this Agreement as having been paid to the Payee hereunder. The Payor shall submit to the Payee proof of payment of any Withholding Taxes

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within a reasonable period of time after such Withholding Taxes are remitted to the Governmental Authority or, if sooner, within the period prescribed by Applicable Law. The Parties shall reasonably cooperate to eliminate or minimize any Withholding Taxes. To the extent commercially reasonable, the Payor shall provide to the Payee reasonable prior notice of its intention to withhold in order to allow the Payee reasonable opportunity to provide sufficient information or documentation to eliminate or minimize Withholding Taxes. The Payor shall timely provide reasonably sufficient documentation to enable the Payee to receive any credits available under applicable tax Laws. Payee shall indemnify and hold harmless Payor for any taxes, including Withholding Taxes, Payee owes to a Governmental Authority for which Payor is held responsible and for which prior withholding has not been made, and Payor shall hold Payee harmless for any fees, penalties and interest that are imposed on Payee arising out of Payor’s failure to withhold and remit Withholding Taxes to Governmental Authorities in accordance with this Section 6.11 and Applicable Laws, unless such failure arises from the acts or omissions of Payee (for example, the provision of incorrect beneficial owner information or invalid forms).

Section 6.12 Value Added Tax. Notwithstanding anything contained in Section 6.11, this Section 6.12 shall apply with respect to any value added tax, ad valorem, goods and services or similar tax chargeable on the supply or deemed supply of goods or services, sales and use taxes, transaction taxes, consumption taxes and other similar taxes required by Applicable Law including any interest, penalties or other additions to tax thereon, required under Applicable Law (“VAT”). All payments required under this Agreement are inclusive of VAT. If any VAT is required in respect of any such payment under Applicable Law, the Payor shall pay VAT at the applicable rate in respect of such payment as follows: (a) where the liability to collect, account for, or remit such VAT is a liability of the Payee, following the receipt of a valid VAT invoice in the appropriate form issued by the Payee in respect of such payment, such VAT to be payable on the later of the due date of the payment to which such VAT relates and forty-five (45) days after the receipt by the Payor of the applicable valid invoice relating to that VAT payment (provided, however, that the Payee shall return such VAT within a reasonable period of time to the extent that Payee actually receives under Applicable Law a refund or recovery of such VAT) or (b) where the liability to collect, account for, or remit such VAT is a liability of the Payor, timely account and pay for all applicable VAT to the proper tax authority. If the liability to collect, account for, or remit such VAT is a liability of Payee, the Payor shall not be responsible for any penalties, interest, and other additions thereon resulting from the failure by the Payee to collect (if not included on a valid VAT invoice) or remit any such VAT.
Section 6.13 Late Payments. Any undisputed amount owed by Payor to Payee under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of the prime or equivalent rate per annum quoted by The Wall Street Journal on the first Business Day after such payment is due, plus two percent (2%), or the highest rate permitted by Applicable Law, calculated on the number of days such payments are paid after such payments are due and compounded monthly. Interest shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken Payee actions (e.g., if a payment is late as a result of Payee providing an incorrect account for receipt of payment). In addition, the Payor shall reimburse the Payee for all costs, including attorneys’ fees and legal expenses, incurred in the collection of late payments; provided that, the foregoing shall not apply to payments disputed in good faith by the Payor unless the Payee is successful in such dispute or the Payor ceases to dispute such payments.

ARTICLE 7
EXCLUSIVITY

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Section 7.1 During the Research Term. Except pursuant to Tevard’s Development responsibilities under this Agreement, during the Research Term, neither Tevard nor any of its Affiliates shall, except as otherwise permitted in Section 7.3, (a) either alone or with or for any Third Party, Develop, Manufacture or Commercialize any Corrective Therapeutic Agent for the diagnosis, amelioration, mitigation, prevention, treatment and/or cure of Epilepsy, or (b) grant a license or sublicense to Develop, Manufacture or Commercialize any Corrective Therapeutic Agent for the diagnosis, amelioration, mitigation, prevention, treatment and/or cure of Epilepsy.
Section 7.2 During the Term. Except pursuant to Tevard’s Development responsibilities under or otherwise pursuant to this Agreement, during the Term, neither Tevard nor any of its respective Affiliates shall, except as otherwise permitted in Section 7.3.1, (a) either alone or with or for any Third Party, Develop, Manufacture or Commercialize any Corrective Therapeutic Agent
(i) directed to Dravet Syndrome,
(ii) directed to any Indication to which any Licensed Product or Licensed Development Program is directed,
(iii) that is the same Corrective Therapeutic Agent contained in a Licensed Product,
(iv) that is directed to at least the same combination of Target(s) being developed or evaluated under a Development Program that becomes or may become a Licensed Development Program, or for which a Licensed Product is being Developed or Commercialized or a Licensed Program is directed, and/or
(v) that is a Protected Therapeutic Agent; or
(b) grant a license or sublicense or otherwise permit any Third Party to Develop, Manufacture or Commercialize any Corrective Therapeutic Agent as described in any of the foregoing (i) - (iv).
Section 7.3 Exceptions.
7.3.1 Subject to Section 2.4, the restrictions set forth in Section 7.1 and Section 7.2 shall not restrict either Party or its Affiliates from using Third Party contractors to perform Development, Manufacturing or Commercialization activities that such Party is permitted to perform directly under this Agreement.
7.3.2 The restrictions in Section 7.1 shall not prevent Tevard from Developing, Manufacturing or Commercializing any Corrective Therapeutic Agent inside the Field that is a Tevard Product, provided that such Developing, Manufacturing or Commercializing is not otherwise prohibited by Section 7.2.
Section 7.4 Protected Therapeutic Agents. On a [***] basis, Zogenix shall be permitted to nominate for discussion and mutual agreement by the JDC [***], certain Corrective Therapeutic Agents that, notwithstanding anything to the contrary herein, neither Tevard nor any of its respective Affiliates shall (a) [***] or (b) [***] (each a “Protected Therapeutic Agent”). For clarity, the restrictions in Section 7.2(v) and this Section 7.4 are in addition to the restrictions in Section 7.1 and Section 7.2(i) through (iv).
7.4.1 For each Licensed Development Program, Zogenix shall be permitted through the JDC to nominate for discussion and mutual agreement by the JDC up to [***] Protected Therapeutic Agents at any time for a period lasting until the occurrence of Product Transfer for such Licensed Development Program (each a “First Restricted List”). In addition, any time prior to Product Transfer for a Licensed Development Program Zogenix shall have the right through the JDC to nominate for discussion and mutual agreement by the JDC, the addition to such First Restricted List of one or more Corrective Therapeutic Agents or replacement of one or more Protected Therapeutic Agents on such First Restricted List with any other Corrective Therapeutic Agent, provided that (a) the number of Protected Therapeutic Agents for a particular

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Licensed Development Program does not [***] and (b) that such nominated Corrective Therapeutic Agent is not already being actively Developed by Tevard outside of the Field, or subject to a written, final term sheet or other written, final agreement between Tevard and a Third Party pertaining to the Development of such Corrective Therapeutic Agent outside of the Field; in each case as demonstrated by written documentation (which upon request by Zogenix shall be confidentially disclosed by Tevard to Zogenix in a manner that protects Tevard’s sensitive business information).
7.4.2 Following the occurrence of Product Transfer for a Licensed Development Program, and for a period lasting until the Initiation of the first Pivotal Registration Trial for a Licensed Product from such Licensed Development Program, Zogenix shall be permitted through the JDC to nominate for discussion and mutual agreement by the JDC up to [***] Protected Therapeutic Agents from the First Restricted List for inclusion in a subsequent restricted list (each a “Second Restricted List”) for such Licensed Development Program. In addition, at any time prior to Initiation of the first Pivotal Registration Trial for a Licensed Product from such Licensed Development Program, Zogenix shall have the right through the JDC to nominate for discussion and mutual agreement by the JDC the addition to such Second Restricted List of one or more Corrective Therapeutic Agents or replacement of one or more Protected Therapeutic Agents on such Second Restricted List with any other Corrective Therapeutic Agent, provided that (a) the number of Protected Therapeutic Agents for a particular Licensed Development Program does not [***] and (b) that such nominated Corrective Therapeutic Agent is not already being actively Developed by Tevard outside of the Field, or subject to a written, final term sheet or other written, final agreement between Tevard and a Third Party pertaining to the Development of such Corrective Therapeutic Agent outside of the Field; in each case as demonstrated by written documentation (which upon request by Zogenix shall be confidentially disclosed by Tevard to Zogenix in a manner that protects Tevard’s sensitive business information). In addition, at Zogenix’s request, the Parties shall discuss in good faith the addition of further Corrective Therapeutic Agents to the Second Restricted List for a particular Licensed Development Program, thus increasing the number of Protected Therapeutic Agents for such Licensed Development Program above [***], but in no event more than [***].
7.4.3 Following the Initiation of the first Pivotal Registration Trial for a Licensed Product from a Licensed Development Program, and for a period lasting [***], Zogenix shall be permitted through the JDC to nominate for discussion and mutual agreement by the JDC, up to [***] Protected Therapeutic Agents from the Second Restricted List for inclusion in a subsequent restricted list (each a “Third Restricted List”) for such Licensed Development Program. In addition, at any time during the [***] period [***], Zogenix shall have the right through the JDC to nominate for discussion and mutual agreement by the JDC, the addition to such Third Restricted List of one or more Corrective Therapeutic Agents or replacement of one or more Protected Therapeutic Agents on such Third Restricted List with any other Corrective Therapeutic Agent, provided that (a) the number of Protected Therapeutic Agents for a particular Licensed Development Program [***] and (b) that such nominated Corrective Therapeutic Agent is not already being actively Developed by Tevard outside of the Field, or subject to a written, final term sheet or other written, final agreement between Tevard and a Third Party pertaining to the Development of such Corrective Therapeutic Agent outside of the Field; in each case as demonstrated by written documentation (which upon request by Zogenix shall be confidentially disclosed by Tevard to Zogenix in a manner that protects Tevard’s sensitive business information). In addition, at Zogenix’s request, the Parties shall discuss in good faith the addition of a further Corrective Therapeutic Agent to the Third Restricted List for a particular Licensed Development Program, thus increasing the number of Protected Therapeutic Agents for such Licensed Development Program above [***], but in no event more than [***].
7.4.4 Prior to the expiration of the period lasting until [***], Zogenix shall be permitted through the JDC to nominate for discussion and mutual agreement by the JDC, [***] from the Third Restricted List for inclusion in a subsequent restricted list (each a “Fourth Restricted List”) for such Licensed Development

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Program, which restricted list shall last for the Term of such Licensed Development Program. For clarity, the Corrective Therapeutic Agents restricted under this Section 7.4.3 shall be in addition to those Corrective Therapeutic Agents restricted under Section 7.2(i) through (iv).
7.4.5 For clarity, each subsequent restricted list renders null and void any preceding restricted lists, and Tevard will not be prevented from Developing, Manufacturing or Commercializing, in accordance with any and all other restrictions under this Agreement, any Corrective Therapeutic Agent that was included in a prior restricted list but not included in a subsequent restricted list. Nothing in this Section 7.4 shall prevent Zogenix from nominating the same Corrective Therapeutic Agent for inclusion in a restricted list for more than one Licensed Development Program.

Section 7.5 Clarification. For clarity, this Article 7 shall not prevent Tevard from Developing, Manufacturing or Commercializing any vector (e.g., the AAV9 vector) for any other purpose solely due to Tevard’s use of such vector in a Licensed Product or Licensed Development Program.
As used in this Article 7, “Corrective Therapeutic Agents” means [***].
As used in this Article 7, a Corrective Therapeutic Agent shall be deemed the “same” as a reference Corrective Therapeutic Agent if the first Corrective Therapeutic Agent has [***].
[***].
As used in this Article 7, the term “tRNA anticodon sequence” means the three bases of the tRNA molecule that pair with the mRNA codon.
ARTICLE 8
OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS
Section 8.1 Ownership of Inventions; Disclosure.
8.1.1 Ownership. Title to all Inventions and other intellectual property made solely by employees or agents of Tevard in the course of activities conducted pursuant to any Development Program shall be owned by Tevard; title to all Inventions and other intellectual property made solely by employees or agents of Zogenix in the course of activities conducted pursuant to any Development Program shall be owned by Zogenix; title to all Inventions and other intellectual property made jointly by employees or agents of Zogenix and Tevard in the course of activities conducted pursuant to any Development Program shall be owned jointly by Zogenix and Tevard. Inventorship of Inventions and other intellectual property made pursuant to this Agreement shall be determined in accordance with the patent laws and other applicable laws (including without limitation U.S. federal and state trade secret laws) of the United States. Except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit jointly-owned subject matter, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. For the avoidance of doubt, any jointly-owned Inventions and other intellectual property shall be deemed to be covered by the license granted under Section 4.2.1 and subject to the terms of this Agreement, including Article 7.
8.1.2 Disclosure of Inventions. Subject to Article 9 Tevard shall promptly disclose to Zogenix any Inventions made in connection with any Development Program, including any Licensed Development Program.

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8.1.3 Background IP. Each Party shall retain ownership of intellectual property rights existing as of the Effective Date, or developed or acquired independently of any Development Program, and nothing in this Agreement shall assign any ownership to the other Party with respect to such intellectual property rights.
Section 8.2 Patent Prosecution.
8.2.1 Tevard Patents.
(a) As between the Parties, Tevard shall be responsible, at its expense, and shall have the exclusive right for preparing, filing, Prosecuting and Maintaining the Tevard Patents and for defending against any opposition, reexamination, nullity action, interference, or other administrative or judicial challenges to the validity, title or enforceability thereof (each, a “Defense Proceeding”) relating thereto (except that in connection with any counterclaims brought in actions subject to Section 8.3.2(a), the Party with responsibility for such action pursuant to Section 8.3.2(a) shall have responsibility for such Defense Proceedings). Without limiting the foregoing, Tevard shall, to the extent practicable, Prosecute and Maintain the Tevard Patents and conduct the actions in the immediately preceding sentence throughout the Territory, including all countries in which Licensed Products will be Manufactured or Commercialized. Tevard shall keep Zogenix fully informed with respect to (a) the filing of all Patent applications that arise from Section 8.2.1(a); (b) the issuance of Patents filed by Tevard pursuant to this Section 8.2.1(a); and (c) the abandonment or disclaimer of any Patent or Patent application maintained by Tevard pursuant to this Section 8.2.1. Without limiting the foregoing, Tevard shall (i) provide Zogenix with copies of the text of the applications for Tevard Patents specifically relating to or arising from the Development Programs to which Zogenix retains Option rights or in Licensed Development Programs as soon as practicable but at least ten (10) days before filing, except for urgent filings in which case Tevard shall provide copies as soon as practicable before, simultaneously with or immediately after filing; (ii) provide Zogenix with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding such Tevard Patents reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (iii) keep Zogenix advised of the status of all material communications, actual and prospective filings or submissions regarding such Tevard Patents, and shall give Zogenix copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) consider in good faith and reasonably incorporate Zogenix’s comments on the material communications, filings and submissions for such Tevard Patents.
(b) Tevard shall notify Zogenix as to any decision to abandon, to cease Prosecution and Maintenance of, or to discontinue paying the expenses of Prosecution and Maintenance of, any such Tevard Patent or related Patent application in any country in which it was filed. Tevard will provide such notices at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Tevard Patent. Thereafter, Tevard shall, within 30 days or before a statutory dues date for responding to a patent authority or judicial body or due date for a paying a maintenance fee, whichever is sooner, assign to Zogenix such Tevard Patents or Tevard Patent applications for which Section 8.2.1(b) is applicable.
8.2.2 Zogenix Patents. Zogenix shall be responsible, at its expense, and shall have the exclusive right, but not the obligation, for preparing, filing, Prosecuting and Maintaining the Zogenix Patents and for conducting Defense Proceedings relating thereto.
8.2.3 Joint Patents.

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(a) Zogenix shall be responsible for preparing, filing, Prosecuting and Maintaining Joint Patents arising in Development Programs to which Zogenix retains Option rights or in Licensed Development Programs (the “Zogenix-Prosecuted Joint Patents”) and for defending any administrative or judicial challenges to invalidity, title, or enforceability relating thereto. The Parties shall equally share all costs related to the Zogenix-Prosecuted Joint Patents. Zogenix shall keep Tevard fully informed with respect to (a) the filing of all Zogenix-Prosecuted Joint Patent applications; (b) the issuance of any Zogenix-Prosecuted Joint Patent and (b) the abandonment of any Zogenix-Prosecuted Joint Patent. Without limiting the foregoing, Zogenix shall (i) provide Tevard with copies of the text of the applications for such Zogenix-Prosecuted Joint Patents as soon as practical but at least ten (10) days before filing, except for urgent filings in which case Zogenix shall provide copies as soon as practical before, simultaneously with or immediately after filing; (ii) provide Tevard with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding any such Zogenix-Prosecuted Joint Patents reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (iii) keep Tevard advised of the status of all material communications, actual and prospective filings or submissions regarding such Zogenix-Prosecuted Joint Patents, and shall give Tevard copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) consider in good faith Tevard’s comments on the material communications, filings and submissions for such Zogenix-Prosecuted Joint Patents.
(b) Zogenix shall notify Tevard as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any Zogenix-Prosecuted Joint Patent in any country in which it was filed. Zogenix will provide such notices at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Zogenix-Prosecuted Joint Patent. Thereafter, Tevard may, upon written notice to Zogenix, in both Parties’ names and at Tevard’s sole cost, control the filing for, Prosecution and Maintenance of such Zogenix-Prosecuted Joint Patents thereafter. Tevard will keep Zogenix reasonably informed of the status of the Zogenix-Prosecuted Joint Patents.
(c) Tevard shall be responsible for preparing, filing, prosecuting and maintaining Joint Patents other than the Joint Patents for which Zogenix has such responsibility pursuant to Section 8.2.3(a) (the “Tevard-Prosecuted Joint Patents”) and for conducting any Defense Proceedings relating thereto. For clarity, the Tevard-Prosecuted Joint Patents shall include any former Zogenix-Prosecuted Joint Patents for which Zogenix has terminated responsibility pursuant to Section 8.2.3(b) and Tevard has provided notice pursuant to Section 8.2.3(b). The Parties shall equally share all costs related to the Tevard-Prosecuted Joint Patents. Tevard shall keep Zogenix fully informed with respect to (a) the filing of any Tevard-Prosecuted Joint Patent applications; (b) the issuance of Tevard-Prosecuted Joint Patents and (b) the abandonment of any Tevard-Prosecuted Joint Patent. Without limiting the foregoing, Tevard shall (i) provide Zogenix with copies of the text of the applications for such Tevard-Prosecuted Joint Patents as soon as practical but at least ten (10) days before filing, except for urgent filings in which case Tevard shall provide copies as soon as practical before, simultaneously with or immediately after filing; (ii) provide Zogenix with a copy of each submission made to and material document received from a patent authority, court or other tribunal regarding any such Tevard-Prosecuted Joint Patents reasonably promptly after making such filing or receiving such material document, including a copy of each application as filed together with notice of its filing date and application number; (iii) keep Zogenix advised of the status of all material communications, actual and prospective filings or submissions regarding such Tevard-Prosecuted Joint Patents, and shall give Zogenix copies of any such material communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (iv) consider in good faith Zogenix’s comments on the material communications, filings and submissions for such Tevard-Prosecuted Joint Patents.

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(d) Tevard shall notify Zogenix as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any Tevard-Prosecuted Joint Patent in any country in which it was filed. Tevard will provide such notices at least thirty (30) days prior to any filing or payment due date, or any other due date that requires action, in connection with such Tevard-Prosecuted Joint Patents. Thereafter, Tevard shall, within 30 days or before a statutory dues date for responding to a patent authority or judicial body or due date for a paying a maintenance fee, whichever is sooner, assign to Zogenix such Tevard-Prosecuted Joint Patents or Tevard-Prosecuted Joint Patent applications for which Section 8.2.1(d) is applicable.
8.2.4 Cooperation. Each Party shall reasonably cooperate with and assist the other Party in connection with the activities of such Party under this Section 8.2 upon the reasonable request of the other Party, including by making researchers and research records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to continue any filing, prosecution, maintenance or extension of such patents and patent applications, as well as any defense of any challenges to the validity, ownership, and enforceability of such patents and patent applications.
8.2.5 Patent Term Extension. Zogenix shall have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for all Zogenix Patents, Tevard Patents and Joint Patents with respect to Licensed Products, in each case including whether or not to so apply; provided, that for the Tevard Patents and the Joint Patents, Zogenix shall notify Tevard of Zogenix’s interest in obtaining extensions and consult with Tevard to determine the course of action with respect to such filings. Tevard shall provide prompt and reasonable assistance, as requested by Zogenix, including by taking such action as is required under any Applicable Law to obtain such extension or supplementary protection certificate. To the extent that Tevard has the right to make decisions regarding and applying for patent term extensions under an applicable In-License, Tevard shall exercise its rights to extend such Patents as directed by Zogenix. To the extent that Tevard does not have such right under an applicable In-License but can or is otherwise not prohibited from requesting patent term extensions under such In-License, Tevard shall request such patent term extension under such In-License and if the Inbound Licensor under such In-License consents, then Tevard shall exercise its rights to extend such Patents as directed by Zogenix.
Section 8.3 Enforcement and Defense.
8.3.1 Notice. Each Party shall promptly notify the other of any knowledge it acquires of any actual or suspected infringement or misappropriation of the Zogenix IP, Tevard IP, or Joint IP with respect to any Competitive Product, in each case by a Third Party.
8.3.2 Actions.
(a) If any Tevard IP or Joint IP relating to a Licensed Product or Licensed Development Program is infringed or misappropriated by a Third Party that is developing, manufacturing or commercializing a Competitive Product in any country in the Territory, then Zogenix shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement or misappropriation, by counsel of its own choice. If in any such proceeding brought by Zogenix, Tevard (or an Inbound Licensor) is required to join for standing purposes or in order for Zogenix to commence or continue any such proceeding, then Tevard (or an Inbound Licensor) shall join such proceeding, at Zogenix’s expense, and shall be represented in such proceeding by counsel of Tevard’s (or an Inbound Licensor’s) choice. The exercise by Zogenix of the right to bring an action shall be subject to and consistent

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with the terms of all applicable In-Licenses; provided that, if, under the terms of an applicable In-License, Tevard has an applicable enforcement right that it cannot delegate to Zogenix then, at Zogenix’s request and expense, Tevard shall exercise such rights in such enforcement action as directed by Zogenix. If Zogenix does not take action in the prosecution, prevention, or termination of any infringement or misappropriation pursuant to this Section 8.3.2(a), and has not commenced negotiations with the suspected malfeasor for the discontinuance of said malfeasance, then, within ninety (90) days after receipt of notice of the existence of an infringement or misappropriation (or in cases where there is a relevant statutory period during which an enforcement action must be commenced that would expire prior to the expiration of such ninety (90) day period and of which Tevard has notified Zogenix promptly after it becomes aware, then no less than fifteen (15) days prior to the expiration of such relevant statutory period), Tevard and Zogenix shall meet and discuss Zogenix’s reasons for not initiating a lawsuit or otherwise making or prosecuting a claim. If thereafter, Tevard (or an Inbound Licensor) desires to initiate a lawsuit or otherwise make or prosecute a claim regarding a Tevard Patent with respect to the Competitive Product, Tevard shall so notify Zogenix and Tevard (or an Inbound Licensor) may, so long as Zogenix has not objected in writing within ten (10) Business Days of receipt of Tevard’s notification, institute, prosecute, and control such action; provided that Tevard (or an Inbound Licensor) shall not enter into any settlement, consent judgment or other final disposition of such action in any manner that diminishes the rights or interests of Zogenix, including, without limitation, (i) restricting the scope, or adversely affecting the enforceability of Zogenix’s intellectual property rights, including any rights granted to Zogenix under this Agreement (ii) requiring Zogenix to make a payment, (iii) requiring Zogenix to make an admission of legal wrongdoing in any way, and (iv) effecting an amendment of this Agreement, without the prior written consent of Zogenix. If in any such proceeding Zogenix is required to join for standing purposes or in order for Tevard (or an Inbound Licensor) to commence or continue any such proceeding, then Zogenix shall join such proceeding, at Tevard’s (or Inbound Licensor’s, as applicable) request and expense, and shall be represented in such proceeding by counsel of Zogenix’s choice.
(b) Any and all expenses, including reasonable attorneys’ fees, incurred by each Party (or an Inbound Licensor, as applicable) with respect to the prosecution, adjudication and/or settlement of a lawsuit or enforcement action in accordance with this section, including any related appeals, shall be paid entirely by the Party (or an Inbound Licensor, as applicable) that incurred the expenses.
(c) The party initiating the suit shall have the sole and exclusive right to elect counsel for any suit initiated by it pursuant to Section 8.3.2(a); provided that such counsel is reasonably acceptable to the other Party. The other Party (and/or an Inbound Licensor) shall have the right to participate in and be represented by counsel of its own selection and at its own expense in any suit instituted under Section 8.3.2(a) by the other Party for infringement or misappropriation.
(d) Each Party agrees to cooperate fully in any action under this Section 8.3.2 that is controlled by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the Controlling Party.
(e) If any Joint IP or Tevard IP relating to a Tevard Product is infringed or misappropriated by a Third Party in any country in the Territory, then Tevard shall have the sole right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such malfeasance, by counsel of its own choice. If in any such proceeding Zogenix is required to join for standing purposes or in order for Tevard to commence or continue any such proceeding, then Zogenix shall join such proceeding, at Tevard’s expense, and shall be represented in such proceeding by counsel of Zogenix’s choice.
(f) Unless otherwise agreed by the Parties in writing, the amount of any recovery from a proceeding brought under Section 8.3.2 shall first be applied to the Out-of-Pocket costs of such action by the Party prosecuting the applicable action, and (A) if the prosecuting Party is the Party (together with its

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Affiliates, Licensees, and Sublicensees) Commercializing the applicable Licensed Product or Tevard Product affected by the infringing Competitive Product, any remaining recovery amount shall be treated as Net Sales hereunder and the prosecuting Party shall pay royalties thereon in accordance with Section 6.5.1 or Section 6.6, as applicable, or (B) otherwise, any remaining recovery amount shall be allocated first, such percentage owed to the Inbound Licensor pursuant to the applicable Tevard In-License, and then, of the remaining amount, [***]. If in connection with a proceeding brought under Section 8.3.2, an In-License counterparty is entitled to a portion of any recovery that is greater than the portion of the recovery payable, after costs, to Tevard, the Parties will meet and agree in good faith on an alternative sharing of such recovery to that set forth in the immediately preceding sentence that takes into account the amounts payable to the applicable In-License counterparties and results in an equitable allocation of the amounts remaining to Zogenix and Tevard after payment of such amounts to the applicable In-License counterparties.
(g) For avoidance of doubt, in the event that the European Unified Patent Court (“UPC”) comes into existence, the decision on whether to opt-in or opt-out of the UPC for any Tevard Patents, Zogenix Patents or Joint Patents shall be made by Zogenix in Zogenix’s sole discretion; provided that, as to Tevard Patents or Joint Patents specifically relating to a Tevard Product, Tevard shall make such decision from and after the time the applicable product becomes a Tevard Product.
8.3.3 Biosimilar Applications. Notwithstanding the provisions of Section 8.3.2, if either Party receives a copy of a Biosimilar Application referencing a Licensed Product, whether or not such notice or copy is provided under any Applicable Laws (including under the BPCIA, the United States Patient Protection and Affordable Care Act, or its successor provisions), or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for marketing authorization (such as in an instance described in 42 U.S.C. §262(l)(2)), the remainder of this Section 8.3.3 shall apply. Such Party will promptly, but in any event within ten (10) Business Days, notify the other Party. The owner of the relevant Patents will then seek permission to view the Biosimilar Application, information regarding the process or processes used to manufacture the product that is the subject of the Biosimilar Application, and related confidential information from the filer of the Biosimilar Application if necessary under 42 U.S.C. §262(l)(1)(B)(iii). If either Party receives any equivalent or similar communication or notice in the United States or any other jurisdiction, the Party receiving such communication or notice will within five (5) business days notify the other Party of such communication or notice to the extent permitted by Applicable Laws. Regardless of the Party that is the “reference product sponsor,” as defined in 42 U.S.C. §262(l)(1)(A), for purposes of such Biosimilar Application:
(a) Zogenix will designate, to the extent permitted by Applicable Law, or otherwise Tevard will designate in accordance with Zogenix’s instructions, the outside counsel and in-house counsel who will receive confidential access to the Biosimilar Application, information regarding the process or processes used to manufacture the product that is the subject of the Biosimilar Application, and any related confidential information pursuant to 42 U.S.C. §262(l)(1)(B)(ii).
(b) In each case, after consulting with Tevard and considering Tevard’s comments in good faith, Zogenix shall have the right to (a) list any patents, including those Patents within the Tevard Patents, as required pursuant to 42 U.S.C. §262(l)(3)(A) or 42 U.S.C. §262(l)(7), (b) respond to any communications with respect to such lists from the filer of the Biosimilar Application, (c) negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in 42 U.S.C. §262(l)(1), and (d) as to the Patents that will be subject to the litigation procedure as described in 42 U.S.C. §262(l)(4), decide which Patent or Patents will be selected for litigation under 42 U.S.C. §262(l)(5)(B)(i)(II), and commence such litigation under 42 U.S.C. §262(l)(6). If Tevard is required pursuant to Applicable Law to execute any of these tasks it will do so in accordance with Zogenix’s instructions.

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(c) Tevard shall cooperate with Zogenix’s reasonable requests in connection with the foregoing activities to the extent required or permitted by Applicable Laws. Zogenix shall consult with Tevard prior to identifying any Patents within the Tevard Patents to a Third Party as contemplated by this Section 8.3.3. Zogenix shall consider in good faith advice and suggestions with respect thereto received from Tevard, and notify Tevard of any such lists or communications promptly after they are made
(d) Each Party will within five (5) Business Days after receiving any notice of commercial marketing provided by the filer of a Biosimilar Application pursuant to 42 U.S.C. §262(l)(8)(A), notify the other Party. To the extent permitted by Applicable Law, Zogenix will have the first right, but not the obligation, to seek an injunction against such commercial marketing as permitted pursuant to 42 U.S.C. §262(l)(8)(B) and to file an action for infringement. If required pursuant to Applicable Law, upon Zogenix’s request, Tevard will assist in seeking such injunction or filing such infringement action after consulting with Zogenix. Except as otherwise provided in this Section 8.3.3, any action contemplated by this section will be subject to the other terms and conditions of Section 8.3.2.
8.3.4 Defense. With respect to any defense or declaratory judgment actions relating to a Tevard Patent, a Zogenix Patent or a Joint Patent, including any Defense Proceeding, the Party with responsibility for the prosecution of such Patent shall have the first right, but not the obligation, to assume the defense thereof at its sole cost and expense. With respect to any Defense Proceeding relating to a Joint Patent, if the Party with responsibility for the prosecution of the Joint Patent declines to assume the defense of such Patent, then the other Party shall have the right, but not the obligation, to assume the defense thereof at its sole cost and expense. For the avoidance of doubt, with respect to any Defense Proceeding relating to Tevard Patents, Tevard shall have the sole right, but not the obligation to assume the defense thereof at its sole cost and expense; provided, that Zogenix has the right, at its sole cost and expense, to join any such defense with counsel of its choice. With respect to any Defense Proceeding relating to Zogenix Patents, Zogenix shall have the sole right, but not the obligation to assume the defense thereof at its sole cost and expense. Each Party agrees to render such reasonable assistance as the defending Party may request, at the defending Party’s expense, with respect to actions brought pursuant to this Section 8.3.4.

Section 8.4 Infringement Claimed by Third Parties.
8.4.1 In the event a Third Party commences, or threatens to commence, any proceeding against a Party to this Agreement alleging infringement of a Third Party’s intellectual property by the Development, Manufacture, Commercialization, use, sale, offer for sale, export and/or import by Zogenix, its Affiliates, Licensees, or Sublicensees of any Licensed Product, the Party against whom such proceeding is threatened or commenced shall give prompt notice to the other Party.
8.4.2 Unless the Party against whom such proceeding is filed seeks indemnification for a claim covered pursuant to Article 11, such Party shall control the defense and settlement of any such proceeding under this Section 8.4.2 at its own cost.
ARTICLE 9
CONFIDENTIALITY
Section 9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or

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otherwise) which is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement, including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and Development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:
9.1.1 was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to, or learned by, the Receiving Party, or was otherwise developed independently by the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;
9.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
9.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement; or
9.1.4 was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.
For the avoidance of doubt, any information disclosed by Tevard to Zogenix on or prior to the Effective Date pursuant to any non-disclosure agreements by and between Tevard and Zogenix, including that certain Option Agreement For Exclusive License, dated October 14, 2019, (the “Existing Confidentiality Agreements”) shall be Confidential Information of Tevard and Tevard Know-How for all purposes under this Agreement, provided that all Joint Know-How and all Tevard Know-How and Confidential Information related to any Licensed Development Program, irrespective of which Party is the Disclosing Party, shall be deemed the Confidential Information of Zogenix.
Section 9.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop and Commercialize Licensed Products and to grant licenses and sublicenses hereunder); or (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, seeking and obtaining Regulatory Approval, conducting non-clinical activities or clinical trials, preparing and submitting INDs or other filings to Regulatory Authorities, responding to inquiries from a Governmental Authority, or is otherwise required by Law, the rules of a recognized stock exchange or automated quotation system applicable to such Party; provided, however, that if a Receiving Party desires to respond to an inquiry from a Governmental Authority or is required by Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, if requested by the Disclosing Party, cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed; or (c) in communication with existing or prospective investors, consultants, advisors, licensors, licensees, or collaborators or others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to in writing by the Parties.
Section 9.3 Publicity.

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9.3.1 Use of Names; Press Releases. Neither Party shall use the name, symbol, trademark, trade name or logo of the other Party or its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other Party. Each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party (which consent shall not be unreasonable withheld, delayed or conditioned).
9.3.2 Public Disclosures and Publications Related to Development Programs and/or Products. Any proposed public disclosure (whether written, electronic, oral or otherwise) by either Party relating to any Development Program or any Product shall require the prior written consent of the other Party (which consent shall not be unreasonable withheld, delayed or conditioned). The Party desiring disclosure shall first provide to the other Party written notice of its intent to disclose and a draft of such proposed disclosure and the other Party shall have thirty (30) days after receipt of the draft disclosure to provide consent or request in writing the removal of portions deemed by such Party to contain confidential or patentable material owned by such Party, or to request a delay pending such Party’s application for patent protection. Notwithstanding the foregoing, this Section 9.3.2 shall not apply to information which is in the public domain, nor shall it apply to Zogenix with respect to Development Programs that have become either Licensed Development Programs or Zogenix Development Programs or Products that have become Licensed Products.
9.3.3 Disclosures Required by Law. Notwithstanding the provisions of Sections 9.3.1 and 9.3.2, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to law or governmental regulation or pursuant to the rules of any recognized stock exchange (“Securities Laws”). In the event of a disclosure required by Securities Laws, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure. If so requested by the other Party, the Party subject to such obligation shall reasonably cooperate with efforts undertaken by the requesting Party to obtain an order protecting to the maximum extent possible the confidentiality of such provisions (including financial terms) of this Agreement as reasonably requested by the other Party. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum appropriate disclosure, as reasonably determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by Tevard or Zogenix with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by law.
Section 9.4 Termination of Prior Agreement. This Agreement supersedes and replaces the Existing Confidentiality Agreements. All information exchanged between the Parties under the Existing Confidentiality Agreements on or prior to the Effective Date shall be deemed Confidential Information hereunder and shall be subject to the terms of this Article 9.
Section 9.5 Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
Section 10.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

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10.1.1 such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out such Party’s obligations hereunder;
10.1.2 such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
10.1.3 this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding at law or in equity;
10.1.4 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Applicable Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;
10.1.5 to the knowledge of such Party, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, to conduct Clinical Trials or to seek or obtain Regulatory Approvals; and
10.1.6 it has not (i) employed and has not used a contractor or consultant that has employed, any individual or entity debarred under Section 306 of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 335a, (or subject to a similar sanction of EMA or another Governmental Authority), or (ii) employed any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or other Governmental Authority), in the conduct of any pre-clinical activities or clinical studies of Corrective Therapeutic Agent.
Section 10.2 Representations and Warranties of Tevard. Tevard hereby represents and warrants to Zogenix, as of the Effective Date and, to the extent pertinent to the Development Program for which an Option Package is delivered, as of the date of delivery of an Option Package (subject to any disclosures in such Option Package which disclosures shall be deemed to be exceptions to such representations and warranties) that:
10.2.1 Tevard is the sole and exclusive owner of, or otherwise Controls via an exclusive license to, the Tevard Patents listed in Exhibit E and, as of the Effective Date, Tevard has no contractual or payment obligation to any Person with respect to such Tevard Patents except for the Tevard In-Licenses;
10.2.2 Tevard has the right to grant all rights and licenses it purports to grant to Zogenix with respect to the Tevard IP and Tevard’s interest in the Joint IP under this Agreement;
10.2.3 Tevard has not granted any right or license to any Third Party relating to any of the Tevard IP or Tevard’s interest in the Joint IP that conflicts or interferes with any of the rights or licenses granted or to be granted to Zogenix hereunder pursuant to the exercise of any Option to any Development Program;

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10.2.4 No claim or litigation has been brought or asserted against Tevard or, to its knowledge, any Third Party by any Person alleging that the Tevard IP or Tevard’s Corrective Therapeutic Agent technology is infringing or if practiced or commercialized will infringe the rights of any Third Party;
10.2.5 To its knowledge, the Tevard Patents are valid and enforceable and Tevard has complied in all material respects (and to its knowledge its Inbound Licensors have complied) with all Applicable Laws and duties of candor with respect to the filing, prosecution and maintenance of the Tevard Patents. Tevard has paid (and to its knowledge its Inbound Licensors have paid) all maintenance and annuity fees with respect to the Tevard Patents due as of the Effective Date. To Tevard’s knowledge, no dispute regarding inventorship of a Tevard Patent has been alleged or threatened;
10.2.6 To its knowledge, as of the Effective Date with respect to the Dravet Syndrome Program and as of the date of exercise by Zogenix of its Option with respect to each other Development Program, the Commercialization of any Corrective Therapeutic Agent as Developed by Tevard hereunder during the Term is not reasonably expected to require a license from any Third Party under any Third Party Patent, other than the Patents licensed under the Tevard In-Licenses and other than the Third Party Patents identified on Exhibit D (as updated from time to time by Tevard) at the time Tevard delivers the Option Package for such other Development Programs; and
10.2.7 Tevard represents and warrants that it has, as of the Effective Date with respect to the Dravet Syndrome Program and as of the date of exercise by Zogenix of its Option with respect to each other Development Program, provided to Zogenix all material information in its possession regarding the safety and efficacy of the Corrective Therapies which may be the subject of a Development Program and will, as of the time of Tevard’s delivery of an Option Package, use Commercially Reasonable Efforts to provide to Zogenix all material information in its possession regarding the safety and efficacy of the Corrective Therapies which are the subject of the applicable Development Program covered by such Option Package, except to the extent that any of the foregoing would not be reasonably expected to have a material adverse effect on the applicable Development Program.
Section 10.3 Mutual Covenants. Each Party hereby covenants to the other Party that on and after the Effective Date:
10.3.1 All employees, officers and consultants of a Party or its Affiliates who are or will be working under this Agreement or who otherwise have access to any Confidential Information of the other Party shall have executed and delivered to such Party an assignment or other written agreement, requiring such Person to protect the confidentiality of any such Confidential Information to which such Person may have access;
10.3.2 All employees, officers and consultants of a Party or its Affiliates who are or could reasonably be expected to develop inventions or discoveries during the conduct of any activities under this Agreement shall have executed and delivered to such Party an assignment or other written agreement requiring such Person to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof, including any Tevard Patents, Zogenix Patents and Joint Patents (unless such an assignment is not required under Applicable Law);
10.3.3 Such Party will not (a) employ or use any contractor or consultant that employs, any individual or entity debarred under Section 306 of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. 335a (or subject to a similar sanction of EMA or other Governmental Authority) or, (b) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or other Governmental Authority), in each of clauses (a) and (b) in the conduct of its activities under any Development Program. Each Party agrees to inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is subject to an FDA debarment investigation or

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proceeding (or similar proceeding of EMA) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder; and
10.3.4 Such Party shall (a) perform its activities pursuant to this Agreement in compliance in all material respects with good laboratory practices and good clinical practices and cGMP, in each case as applicable under Applicable Laws; and (b) with respect to any biological samples obtained from humans, obtain the appropriate informed consents in advance for the use of all such human biological samples, and use such samples at all times within the scope of the relevant informed consents.
Section 10.4 Additional Tevard Covenants. Additionally, Tevard covenants to Zogenix that:
10.4.1 During the Term, Tevard will not grant any right or license to any Third Party relating to any of the Tevard IP or Tevard’s interest in the Joint IP that conflicts or interferes with any of the rights or licenses granted or to be granted to Zogenix hereunder pursuant to the exercise of any Option to any Development Program;
10.4.2 As of the date Tevard delivers an Option Package to the JDC for a Development Program, such Option Package shall, to Tevard’s knowledge at the time of such delivery, have identified all intellectual property under which a license from a Third Party is or may be required for the Commercialization of the Licensed Products as Developed by Tevard thereunder, other than the In-Licenses existing as of such date; and
10.4.3 During the Term, Tevard shall not grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted or to be granted to Zogenix hereunder pursuant to the provisions of Article 4, Article 5 or Article 12.
Section 10.5 Additional Zogenix Covenants. Additionally, Zogenix covenants to Tevard that during the Term, Zogenix will not grant any right or license to any Third Party relating to any of the Zogenix IP or Zogenix’s interest in the Joint IP that conflicts or interferes with any of the rights or licenses granted or to be granted to Tevard hereunder pursuant to the provisions of Section 5.3.
Section 10.6 Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, each Party disclaims any warranties with regards to: (a) the success of any study or test commenced under this Agreement, (b) the safety or usefulness for any purpose of the technology or materials it provides or discovers under this Agreement; or (c) the validity, enforceability, or non-infringement of any intellectual property rights or technology it provides or licenses to the other Party under this Agreement.
ARTICLE 11
INDEMNIFICATION; INSURANCE
Section 11.1 Indemnification by Zogenix. Zogenix shall indemnify, defend and hold harmless Tevard and its Affiliates, and their respective directors, officers, employees and agents, (each, an “Tevard Indemnitee”) from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”) to the extent

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arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) based upon:
11.1.1 the negligence, recklessness or wrongful intentional acts or omissions of Zogenix or its Affiliates and its or their respective directors, officers, employees and agents, in connection with Zogenix’s performance of its obligations or exercise of its rights under this Agreement;
11.1.2 any breach of any representation or warranty or express covenant made by Zogenix under Article 10 or any other provision under this Agreement;
11.1.3 failure by Zogenix to comply with any Applicable Law; or
11.1.4 the Development that is actually conducted by or on behalf of Zogenix (excluding any Development carried out by or on behalf of Tevard hereunder), the handling and storage by or on behalf of Zogenix of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of Zogenix, and the Manufacture, marketing, Commercialization and sale by Zogenix and its Affiliates, Licensees, or Sublicensees (excluding Tevard) of any Licensed Product, including any product liability, personal injury, property damage or other damage, but excluding infringement of any Patent of any Third Party that is filed with a patent office in any jurisdiction on or prior to the date Zogenix determines that the applicable Option Package satisfies the Option Package Criteria, in each case resulting from any of the foregoing activities described in this Section 11.1.4, except, in each case, to the extent any such Losses or Claims (i) result from the gross negligence or willful misconduct of a Tevard Indemnitee, (ii) arises from the breach of any representation or warranty or obligation under this Agreement by Tevard and/or (iii) are subject to indemnification by Tevard under Section 11.2;
Section 11.2 Indemnification by Tevard. Tevard shall indemnify, defend and hold harmless Zogenix and its Affiliates, and their respective directors, officers, employees and agents (each, an “Zogenix Indemnitee”), from and against any and all Losses to the extent arising out of or resulting from any and all Claims based upon:
11.2.1 the negligence, recklessness or wrongful intentional acts or omissions of Tevard or its Affiliates or its or their respective directors, officers, employees and agents, in connection with Tevard’s performance of its obligations or exercise of its rights under this Agreement;
11.2.2 any breach of any representation or warranty or express covenant made by Tevard under Article 10 or any other provision under this Agreement;
11.2.3 failure by Tevard to comply with any Applicable Law; or
11.2.4 the Development that is actually conducted by or on behalf of Tevard (excluding any Development carried out by Third Parties on behalf of Zogenix), the handling and storage by or on behalf of Tevard of any chemical agents or other compounds for the purpose of conducting Development by or on behalf of Tevard, and the Manufacture, marketing, Commercialization and sale by Tevard, its Affiliates, Licensee or Sublicensee (excluding Zogenix) of any Corrective Therapeutic Agent (including any Tevard Product) including (a) any product liability, personal injury, property damage or other damage, and (b) infringement of any patent or other intellectual property rights of any Third Party, in each case resulting from any of the foregoing activities described in this Section 11.2.4, except, in each case, to the extent any such Losses or Claims (i) result from the gross negligence or willful misconduct of a Zogenix Indemnitee, (ii) arises from the breach of any representation or warranty or obligation under this Agreement by Zogenix and/or (iii) are subject to indemnification by Zogenix under Section 11.1.

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Section 11.3 Procedure. A Person entitled to indemnification under this Article 11 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice). Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including attorney fees, incurred by the Indemnified Party in defending itself within forty-five (45) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided that, except with respect to an indemnification obligation for an infringement Claim under Section 11.1.1(d), if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.
Section 11.4 Insurance. Each Party shall procure and maintain general liability and product liability insurance as follows:
11.4.1 Beginning with the Effective Date and for one (1) year after the date of expiration or termination of this Agreement and the Wistar License (whichever is later), general liability insurance in amounts not less than one million dollars ($1,000,000) per incident and two million dollars ($2,000,000) in the aggregate.
11.4.2 Beginning with the commencement of human Clinical Trials and for three (3) years after the date of expiration or termination of this Agreement and the Wistar License (whichever is later), product liability insurance in amounts not less than five million dollars ($5,000,000) per incident and five million dollars ($5,000,000) in the aggregate.
11.4.3 Each insurance policy required by Sections 11.4.1 and 11.4.2 shall be issued by an insurance company rated A-rating (A-rating or above by A.M. Best) or better and naming The Wistar Institute of Anatomy and Biology and the University of Iowa Research Foundation as additional insureds.
11.4.4 It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE 11 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall notify the other Party at least fifteen (15) days prior to cancellation of any such coverage.

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Section 11.5 Limitation of Liability. EXCEPT FOR A BREACH OF Article 7 OR Article 9 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS Article 11, NEITHER TEVARD NOR ZOGENIX, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSEES, OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR LICENSEES OR SUBLICENSEES FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NEITHER PARTY’S LIABILITY TO THE OTHER PARTY FOR ANY AND ALL ACTIONS, SUITS, CLAIMS, DEMANDS, EXPENSES, COSTS OR OTHER FORMS OF LIABILITY OF ANY NATURE OR KIND THAT MAY ARISE OUT OF OR RELATED TO THIS AGREEMENT WILL EXCEED THE TOTAL AMOUNT OF PAYMENTS RECEIVED BY TEVARD HEREUNDER.
ARTICLE 12
TERM AND TERMINATION
Section 12.1 Term; Expiration.
12.1.1 This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 12, shall expire as follows:
(a) On a Licensed Product-by-Licensed Product or Tevard Product-by-Tevard Product and country-by-country basis, on the date of the expiration of all payment obligations under this Agreement with respect to such Licensed Product or Tevard Product in such country; and
(b) In its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Licensed Product or Tevard Product in all countries in the Territory.
12.1.2 The period from the Effective Date until the date of expiration of this Agreement in its entirety, or, as applicable to a given Licensed Product, Tevard Product, or Development Program (including Licensed Development Program and Zogenix Development Program) until the date of the expiration of this Agreement in part with respect to such Licensed Product, Tevard Product, or Development Program is referred to herein as the “Term.”
Section 12.2 Zogenix Unilateral Termination Rights. Zogenix shall have the right, at its sole discretion, exercisable at any time during the Research Term, to terminate this Agreement on a Licensed Development Program-by-Licensed Development Program basis, upon one hundred eighty (180) days’ prior written notice to Tevard and at any time following the expiration of the Research Term and during the Term, to terminate this Agreement on a Licensed Development Program-by-Licensed Development Program basis, upon ninety (90) days’ prior written notice to Tevard.
Section 12.3 Termination for Cause.
12.3.1 Termination for Material Breach.
(a) Material Breach by Tevard. Zogenix may, without prejudice to any other remedies available to it under Applicable Law or in equity, terminate this Agreement in whole or on a Development Program-by-Development Program or Tevard Program-by-Tevard Program basis if Tevard shall have materially breached or defaulted in the performance of its obligations hereunder with respect to such Development

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Program or Tevard Program (as applicable), and such default shall have continued for ninety (90) days (or, in the case of a payment breach, fifteen (15) Business Days) after written notice thereof was provided to Tevard by Zogenix, such notice describing the alleged breach.
(b) Material Breach by Zogenix. Tevard may, without prejudice to any other remedies available to it under Applicable Law or in equity, terminate this Agreement on a Development Program-by-Development Program basis prior to First Commercial Sale of any Product arising under such Development Program if Zogenix shall have materially breached or defaulted in the performance of its obligations hereunder with respect to such Development Program, and such default shall have continued for ninety (90) days (or, in the case of a payment breach, fifteen (15) Business Days) after written notice thereof was provided to Zogenix by Tevard, such notice describing the alleged breach.
12.3.2 Subject to Section 12.3.3, any such termination of this Agreement under this Section 12.3 shall become effective at the end of such ninety (90) day or fifteen (15) Business Day (as applicable) cure period, unless the Party alleged to have breached this Agreement (the “Breaching Party”) has cured such breach or default prior to the expiration of such cure period, or if such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, the other Party’s (the “Non-Breaching Party”) right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure, such plan is acceptable to the Non-Breaching Party, and the Breaching Party commits to and does carry out such plan; provided that, in no event shall such suspension of the Non-Breaching Party’s right to terminate extend beyond ninety (90) days after the original cure period. The right of either Party to terminate this Agreement, or a portion of this Agreement, as provided in this Section 12.3 shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default. Notwithstanding anything to the contrary herein and without limiting Zogenix’s rights and remedies hereunder, if Tevard materially breaches this Agreement during the Research Term, the Research Term shall automatically be extended pro-rata for each day that Tevard remains in breach; provided that, no such extension shall extend the Research Term beyond the earlier of (a) the delivery by Tevard of Option Packages that are deemed to satisfy the applicable Option Package Criteria by Zogenix (pursuant to Section 2.2.2) for two (2) Development Programs or (b) the tenth (10th) anniversary of the Effective Date.
12.3.3 Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 13.1. The cure period for any allegation made in good faith as to a material breach under this Agreement will, subject to Sections 12.3.1, 12.3.2 and 13.3.3, run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party.
Section 12.4 Termination of Licensed Product due to Safety Concern. Zogenix may terminate this Agreement with respect to a Licensed Development Program or Licensed Product at any time after Zogenix’s exercise of the Option with respect to such Licensed Development Program if a Safety Concern arises with respect to such Licensed Development Program or Licensed Product.
Section 12.5 Termination upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within forty-five (45) days after the filing thereof; (d) passes a resolution for its winding up or proposes to be or is a party to any dissolution or liquidation; or (e) if the other Party will make an assignment for the benefit of its creditors.

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Section 12.6 Effect of Expiration or Termination.
12.6.1 Expiration. After the expiration of the Term pursuant to Section 12.1, the following terms shall apply:
(a) After expiration of the Term with respect to any Licensed Product in a country pursuant to Section 12.1.1(a), Zogenix’s rights and licenses with respect to such Licensed Product in such country shall survive as fully-paid up, non-royalty bearing, rights and licenses.
(b) After expiration of the Term with respect to any Tevard Product in a country pursuant to Section 12.1.1(a), Tevard’s rights and licenses with respect to such Tevard Product in such country shall survive as fully-paid up, non-royalty bearing, rights and licenses.
12.6.2 Termination by Zogenix for Convenience or for Safety Concern; Termination by Tevard for Cause or for Zogenix’s Insolvency. If (i) Tevard terminates a Development Program pursuant to Section 12.3.1(b) or the entire Agreement pursuant to Section 12.5; or (ii) Zogenix terminates a Licensed Development Program pursuant to Section 5.3.2, Section 12.2 or Section 12.4:
(a) All Options with respect to the terminated Development Program(s) (or in the case of termination of the entire Agreement, all Options) that are unexercised as of the effective date of termination shall terminate and be of no force or effect.
(b) All licenses granted to Zogenix pursuant to Sections 4.2.1 and 4.2.2 with respect to all Licensed Products in the terminated Licensed Development Programs(s) shall be terminated and of no further force or effect (except with respect to Zogenix’s sell-off right below).
(c) Zogenix will have no further obligations to make any milestone, royalty or other payments to Tevard under Article 6 with respect to any terminated Development Program, except for any such obligations that accrued prior to the date such Development Program became a Tevard Program and with respect to payment obligations accruing from Zogenix’s sell-off right.
(d) Solely in the case of a termination by Tevard for cause pursuant to Section 12.3.1(b), Zogenix, its Affiliates and its Sublicensees shall have the right for one hundred and eighty (180) days to sell off any Licensed Products that have been manufactured, are in the process of being manufactured or are subject to firm orders at the time of termination provided that, such sales are made in the normal course consistent with Zogenix’s past practice and Zogenix continues to comply with all of its payment, reporting and audit obligations under Article 6 with respect to Licensed Products.
(e) With respect to any Licensed Product in a terminated Licensed Development Program, such Licensed Product shall become a Tevard Product (or in the case of termination of the entire Agreement, all Licensed Products shall become Tevard Products).
(f) Zogenix shall deliver to Tevard, copies of the Know-How in its possession and Control that is material to the Licensed Products in such terminated Licensed Development Program. In addition, upon the reasonable request of Tevard, Zogenix shall reasonably cooperate, at Tevard’s cost and expense, with Tevard to transition the Manufacture of the applicable Tevard Products to a contract manufacturing organization designated by Tevard.
(g) Tevard shall have the right to retain any license granted in Section 5.3.3 with respect to the Tevard Products arising from each applicable Development Program terminated by Zogenix; provided that, Tevard continues to comply with all of its payment (subject to its rights under Section 13.2), reporting and audit obligations under Article 6 with respect to Tevard Products.

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12.6.3 Termination by Zogenix for Cause or for Tevard’s Insolvency. If Zogenix terminates this Agreement with respect to one or more Development Programs for Tevard’s material breach pursuant to Section 12.3.1(a), or for Tevard’s insolvency pursuant to Section 12.5:
(a) All licenses granted to Tevard pursuant to Section 5.3.3 with respect to all Tevard Products in the terminated Development Programs(s) shall be terminated and of no further force or effect (except with respect to Tevard’s sell-off right below).
(b) Zogenix shall have the right to retain any license granted in Section 4.2 with respect to the Licensed Products arising from each applicable terminated Licensed Development Program for which Zogenix had already exercised its Option; provided that, Zogenix continues to comply with all of its payment (subject to its rights under Section 13.2), reporting and audit obligations under Article 6 with respect to Licensed Products.
(c) Subject to the applicable terms of any In-License, Zogenix shall no longer have any obligations with respect to diligence or to use Commercially Reasonable Efforts with respect to any Licensed Products resulting from any Licensed Development Program that was terminated by Zogenix pursuant to Section 12.3.1(a).
(d) Solely in the case of a termination by Zogenix for cause pursuant to Section 12.3.1(a), Tevard, its Affiliates and its Sublicensees shall have the right for one hundred and eighty (180) days to sell off any Tevard Products that have been manufactured, are in the process of being manufactured or are subject to firm orders at the time of termination provided that, such sales are made in the normal course consistent with Tevard’s past practice and Tevard continues to comply with all of its payment, reporting and audit obligations under Article 6 with respect to Tevard Products.
Section 12.7 Accrued Rights; Surviving Provisions of the Agreement.
12.7.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations under Article 6 hereof, and any and all damages or remedies arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.
12.7.2 The provisions of Article 9, Article 11 and Article 13, and Section 4.2 (only to the extent that the applicable license is retained after termination pursuant to Section 12.6.3(b) or as necessary for Zogenix to exercise its sell-off right under Section 12.6.2(d)), Section 5.3.3 (only to the extent that the applicable license is retained after termination pursuant to Section 12.6.3(a) or as necessary for Tevard to exercise its sell-off right under Section 12.6.3(d)) Section 6.5 - Section 6.13 (for final accounting), Section 8.1.1, Section 8.1.3, Section 12.6 and Section 12.7 and any applicable definitions in Article 1, including any other provision surviving by operation of the foregoing surviving provisions, shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. Article 9 shall survive for a period of five (5) years after the effective date of termination of this Agreement.
ARTICLE 13
MISCELLANEOUS

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Section 13.1 Dispute Resolution. Except for the matters expressly provided in Section 3.1.5, if a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 13.1 within thirty (30) days after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.3.
Section 13.2 Right to Set-Off. Without limiting either Party’s rights under law or in equity, and upon prior written notice to the other Party either Party may exercise a right of set-off against any and all amounts due to such Party as determined by a final judgment of a court or arbitrator of competent jurisdiction.
Section 13.3 Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.
13.3.1 Additional Issues. Within thirty (30) days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.
13.3.2 No Arbitration of Patent Issues. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents Covering the Development, Manufacture, Commercialization, use, importation, offer for sale or sale of Licensed Products shall be submitted to a court of competent jurisdiction in the country in which such Patents were granted or arose.
13.3.3 Arbitration Procedure. Any arbitration pursuant to this Article 13 will be held in New York, New York, United States unless another location is mutually agreed by the Parties. The arbitration will be governed under the rules of the International Chamber of Commerce, to the exclusion of any inconsistent state Law. The Parties shall mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within forty-five (45) days after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by three (3) arbitrators, of which each Party shall appoint one, and the arbitrators so appointed will select the third and final arbitrator. The arbitrators shall have experience of pharmaceutical licensing disputes. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators shall, within thirty (30) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be limited in the scope of their authority to resolving only the specific matter which the Parties have referred to arbitration for resolution and shall not have authority to render any decision or award on any other issues. Subject to Section 11.5, the arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify, or materially change this Agreement. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators shall be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrators, and there shall be no appeal to any court or other authority (government or private) from the decision of the arbitrators. Judgment on the award rendered by the arbitrators may be enforced in any court having

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competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.
13.3.4 Costs. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators, in their award, shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).
13.3.5 Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.
13.3.6 Confidentiality. All proceedings and decisions of the arbitrators shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 9.
Section 13.4 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the Laws of the State of New York without reference to conflicts of laws principles; provided that, with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country shall apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.
Section 13.5 Assignment. Neither Party may assign this Agreement without the consent of the other Party, except as otherwise provided in this Section 13.5. Either Party may assign this Agreement in whole or in part, including on a Development Program-by-Development Program basis, to any Affiliate of such Party without the consent of the other Party; provided that such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. Further, each Party may assign this Agreement, and all of its rights and obligations, without the consent of the other Party to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its business or assets to which this Agreement relates; provided that, such assigning Party provides the other Party with written notice of such assignment within thirty (30) days after such assignment, merger, acquisition or sale and the assignee agrees in writing to assume performance of all assigned obligations. Notwithstanding anything to the contrary herein, Tevard shall not assign this Agreement unless such assignee also assumes Tevard’s rights and obligations under all In-Licenses and is assigned all of Tevard’s rights under the Tevard IP and Joint IP. Similarly, Tevard shall not assign its rights under the Tevard IP and Joint IP to an Affiliate or Third Party without also assigning its rights under this Agreement to such Affiliate or Third Party. In addition, Zogenix shall not assign its rights under the Zogenix IP and Joint IP to Third Party without also assigning its rights under this Agreement to such Third Party, provided that in no event shall Zogenix be prevented from assigning its rights under the Zogenix IP and/or Joint IP to an Affiliate without assigning its rights under this Agreement to such Affiliate. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 13.5 shall be null and void. If a Party assigns this Agreement in whole or in part to an Affiliate or Third Party as permitted by this Section 13.5, (x) the assigning Party shall thereafter remain primarily liable for causing such assignee to perform all of the assigning Party’s obligations hereunder and the other Party may enforce such obligation against the assigning Party to cause the performance by such assignee of such obligations without first seeking to obtain performance from the assignee or exercising any other remedy or right that the enforcing Party may have and (y) if the Party other than the assigning Party decides to proceed first to

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exercise any other remedy or right, or to proceed against another Person, the assigning Party shall nonetheless remain primarily liable for the performance of such assignee of all of the assigning Party’s financial obligations hereunder with respect to this Agreement and for causing such assignee to perform all of the assigning Party’s non-financial obligations hereunder with respect to this Agreement.
Section 13.6 Performance Warranty. Each Party hereby acknowledges and agrees that it shall be responsible for the full and timely performance as and when due under, and observance of all the covenants, terms, conditions and agreements set forth in this, Agreement by its Affiliate(s), Licensees, and Sublicensees.
Section 13.7 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including acts of God; material changes in Law; actions or failures in action by relevant Governmental Authorities; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; shortages of supply; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event Tevard or Zogenix, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time Tevard and Zogenix shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. Without limiting the foregoing, if claims excuse for any failure to perform during the Research Term, the Research Term shall automatically be extended pro-rata for each day that Tevard claims such excuse. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.
Section 13.8 Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Tevard,
addressed to:	Tevard Biosciences, Inc.
700 Main Street
Cambridge, MA 02139
Attn: Daniel Fischer, CEO
E-mail:
Telephone:
Facsimile:

with a copy to:	Arent Fox LLP
(which shall not	1717 K Street NW
constitute notice)	Washington, DC 20006

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Attention: Richard J. Berman
E-mail:
Telephone:
Facsimile:

If to Zogenix,	Zogenix, Inc.
addressed to:	5959 Horton Street
Suite 500
Emeryville, California 94608
Attn: Chief Financial Officer
E-mail:
Telephone:
Facsimile:

with a copy to:	Latham & Watkins LLP
(which shall not	12670 High Bluff Drive
constitute notice)	San Diego, CA 92130
Attention: Steven T. Chinowsky
E-mail:
Telephone:
Facsimile:

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that, notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.
Section 13.9 Export Control. Each Party acknowledges that the Laws of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate United States and foreign government licenses.
Section 13.10 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

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Section 13.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
Section 13.12 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreements and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
Section 13.13 Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.
Section 13.14 Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, and (e) the word “or” is used in the inclusive sense (and/or).
Section 13.15 Financial Books and Records. Any financial Books and Records to be maintained under this Agreement by a Party or its Affiliates, Licensees, or Sublicensees and subject to an audit right hereunder shall be maintained in accordance with GAAP.

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Section 13.16 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.
Section 13.17 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns.
Section 13.18 Performance by Affiliates. Tevard acknowledges and agrees that Zogenix may perform some or all of its obligations under this Agreement through its Affiliates; provided, however, that Zogenix shall remain responsible for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.
Section 13.19 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page follows]
IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.
TEVARD BIOSCIENCES, INC.
By:    /s/ Daniel Fischer
Name: Daniel Fischer
Title: Chief Executive Officer

ZOGENIX, INC.
By: /s/ Stephen Farr
Name: Stephen Farr
Title: Chief Executive Officer

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Exhibits
Exhibit A – Targets
Exhibit B – Core Option Package Criteria
Exhibit C – Tevard In-Licenses
Exhibit D – Third Party Patents
Exhibit E – Tevard Patents
Exhibit F – Form of Secured Promissory Note
Exhibit G – Product Transfer Criteria
Exhibit H – Initial Development Plan for Dravet Syndrome Program
Exhibit I – Initial Development Plan for Second Program

Exhibit J – Initial Development Plan for Subsequent Option Programs

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Exhibit A
Targets
[***]

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Exhibit B
Core Option Package Criteria

[***]

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Exhibit C
Tevard In-Licenses

1.License Agreement between Case Western Reserve University and Tevard Biosciences, Inc., dated March 6, 2020.
2.License Agreement between The Wistar Institute of Anatomy and Biology, University of Iowa Research Foundation and Tevard Biosciences, Inc., dated September 22, 2020.

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Exhibit D
Third Party Patents
[***]

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Exhibit E
Tevard Patents
[***]

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Exhibt F

Form of Secured Promissory Note

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER THE SECURITIES LAWS OF CERTAIN STATES, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR THE APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER THE ACT.
TEVARD BIOSCIENCES, INC.
CONVERTIBLE PROMISSORY NOTE

Note No. 1	Issue Date
$5,000,000	December 3, 2020

FOR VALUE RECEIVED, Tevard Biosciences, Inc., a Delaware corporation (the “Company”), hereby promises to pay Zogenix, Inc. ( “Lender”), the principal balance equal to $5,000,000, together with simple interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 3.5% per year; provided that in no event shall the interest rate be less than the minimum rate of interest required in order to avoid the imputation of interest for federal income tax purposes. Interest shall commence with the date hereof and shall continue on the outstanding unpaid principal until paid in full or converted. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed.
1. Maturity. Unless earlier converted pursuant to the conversion provisions set forth herein, all outstanding principal and accrued interest under this Note (the “Outstanding Amount”) shall be due and payable by the Company December 3, 2022 (the “Maturity Date”).
2. Conversion of the Note. Effective upon the closing of a Qualified Financing (as defined below), the Outstanding Amount shall automatically be converted into shares of the same class and series of capital stock of the Company issued to other investors in the Qualified Financing (the “Conversion Shares”) at a conversion price equal to the price paid per share for the Equity Securities (as defined below) by the other investors in the Qualified Financing (the “Conversion Price”), with any resulting fraction of a share rounded down to the nearest whole share. No payment will be made to Lender in lieu of any fractional shares to which Lender would otherwise have been entitled, and such amounts shall be extinguished without any further payment on the part of the Company. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the Outstanding Amount on this Note, on the date of conversion, by the Conversion Price. “Qualified Financing” means the first issuance or series of related issuances by the Company of Equity Securities following the date of this Note from which the Company receives immediately available gross proceeds of at least $10 million (excluding proceeds from this Note and any other indebtedness of the Company that

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convert into equity in such financing). The Company shall notify Lender in writing of the anticipated occurrence of a Qualified Financing at least five days prior to the closing date of the Qualified Financing, notifying Lender of the conversion to be effected and the terms under which the Equity Securities of the Company are anticipated to be sold in such Qualified Financing. The issuance of Conversion Shares pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to the Equity Securities sold in the Qualified Financing. Lender hereby agrees to execute and become party to all customary agreements that the Company reasonably requests in connection with such Qualified Financing. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of this Note by Lender to the Company, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion. Upon the conversion of this Note, Lender shall have no further rights under such Note, whether or not such Note is surrendered. “Equity Securities” means a series of the Company’s common stock or preferred stock issued by the Company for bona fide equity financing purposes.
3. Payment Upon Change of Control. If there is a Change of Control (as defined below) of the Company prior to the conversion of this Note for any reason, the Company shall pay to Lender, upon the closing of the Change of Control and in full satisfaction of this Note, the Change of Control Multiple (as defined below). The “Change of Control Multiple” means two times (2x) the outstanding principal balance of this Note. A “Change of Control” means (i) a merger or consolidation in which (x) the Company is a constituent party or (y) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation, (ii) the sale by the stockholders of the Company, in a single transaction or series of related transactions, of capital stock representing at least 50% of the outstanding voting power of the Company, or (iii) the sale, lease, transfer, exclusive license (but for clarity excluding any exclusive license in a specific field of use entered into in the ordinary course of business) or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; provided that a Change of Control shall not include any transaction or series of related transactions principally for bona fide equity financing purposes (including, but not limited to, the Qualified Financing) in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof occurs. The Company shall notify Lender in writing of the anticipated occurrence of a Change of Control at least five days prior to the closing date of the Change of Control.

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4. Defaults and Remedies.
4.1 Events of Default. Upon the occurrence of an Event of Default (as defined below), at the option and upon the declaration of the Lender and upon written notice to the Company, the entire unpaid principal and accrued interest on the Note shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, but subject to the conversion rights set forth herein. The following events shall be considered events of default with respect to the Note (individually, an “Event of Default” and collectively, “Events of Default”):
(a) if the Company fails to pay any of the principal, interest or any other amounts payable under this Note when due and payable;
(b) if the Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Company or all or any substantial portion of the Company’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due; or
(c) if an involuntary petition is filed, or any proceeding or case is commenced, against the Company (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Company or to take possession, custody or control of any property of the Company, or an order for relief is entered against the Company in any of the foregoing.
4.2 Remedies. Upon the occurrence of an Event of Default, Lender shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of Delaware at law, in equity or otherwise.
5. Prepayment. This Note may not be prepaid, in whole or in part, prior to the Maturity Date without the prior written consent of the Lender. If prepayment is consented to by the Lender (a) it will be without any prepayment penalties and (b) interest will no longer continue to accrue on any prepaid principal amounts after such prepayments. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.
6. Payment. All payments by the Company under this Note shall be in immediately available funds at the principal office of the Company, or at such other place as Lender may from time to time designate in writing to the Company. All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. All payments by the Company under this Note shall be applied first to the accrued interest due and payable hereunder and the remainder, if any, applied to the outstanding principal.

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7. Directors, Officers and Stockholders Not Liable. Lender agrees that no stockholder, director or officer of the Company shall have any personal liability for any amounts due and payable pursuant to this Note.
8. Interest Cutoff. If a Change of Control or Qualified Financing is consummated, all interest on this Note shall be deemed to have stopped accruing as of a date selected by the Company that is up to five (5) days prior to the consummation of the Change of Control or Qualified Financing.
9. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Lender as of the Issue Date that:
9.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in Massachusetts and in each other jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.
9.2 Authorization. All corporate action required to be taken by the Company’s board of directors (the “Board”) and stockholders in order to authorize the Company to enter into this Note, and to issue the Conversion Shares has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of this Note, the performance of all obligations of the Company under this Note, and the issuance and delivery of the Conversion Shares has been taken. This Note, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
9.3 Board Composition. The Company agrees to use best efforts to cause the Board to include, as of the Issue Date and for so long as this Note is outstanding, one (1) person designated by the Lender, who shall initially be Stephen Farr, Chief Executive Officer of the Lender. After giving effect to the preceding sentence, the Board shall be comprised of: Stephen Farr, Warren Lammert (Chairman), Jeffrey Walsh, Orrin Devinsky, Harvey Lodish, Michael Jasulavic and Daniel Fischer.
For avoidance of doubt, this Section 9.3 shall terminate and be of no further force or effect upon (i) the entry into a customary investor rights agreement, voting agreement or similar agreement by and among the Company, the Lender and the other parties thereto in connection with a Qualified Financing or (ii) any other conversion or termination of this Note.

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10. Miscellaneous.
10.1 Accredited Investor Representation. By accepting this Note and countersigning below, Lender represents and warrants to the Company that such Lender is an “accredited investor” as defined in Rule 501(a) under the Act.
10.2 No “Bad Actor” Disqualification. Lender hereby represents that no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Act (a “Disqualification Event”) is applicable to Lender or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Note, “Rule 506(d) Related Party” means any individual, corporation, partnership, trust, limited liability company, association or other entity that is a beneficial owner of Lender’s securities for purposes of Rule 506(d) of the Act.
10.3 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. This Note shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. Each of the parties irrevocably consents to the exclusive jurisdiction of, and venue in, the state courts in the State of Delaware (or in the event of exclusive federal jurisdiction, the courts of the State of Delaware), in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding (whether in contract, tort or otherwise) arising out of or related to this Note.
10.4 Successors and Assigns. This Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note. Notwithstanding the forgoing, any transfer of this Note may be effected only in accordance with the provisions of this Note and with the prior written consent of the Company. Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, as well as all other terms and conditions contained in this Note, and agrees to comply with all such terms and conditions for the benefit of the Company and any other Lenders.
10.5 Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.
10.6 Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. The terms and provisions of this Note may be modified or amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Lender.

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10.7 Delay or Omission; Waiver of Presentment. No delay or omission on the part of Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Company and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.
10.8 No Rights as Stockholder. Until the conversion of this Note, Lender shall not have or exercise any rights by virtue hereof as a stockholder of the Company.
10.9 Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
10.10 Expenses. The Company and Lender shall bear their own legal and other expenses with respect to this Note.
10.11 Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
10.12 Electronic and Facsimile Signatures. Any signature page delivered electronically or by facsimile (including, without limitation, transmission by .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be binding to the same extent as an original signature page.
10.13 Notice. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to the Company shall be sent to the address or other contact information as set forth beneath its signature. All communications to Lender shall be sent to Lender’s address or such other contact information as set forth beneath its signature. Or at such other address or contact information as the relevant recipient may designate pursuant to the provisions of this Section 10.13.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Convertible Promissory Note as of the date set forth above.
TEVARD BIOSCIENCES, INC.
By:________________________
Name: Daniel Fischer
Title: Chief Executive Officer
Address:
c/o Lab Central
700 Main Street
Cambridge MA 02139
Email:

With a copy (which shall not constitute notice) to:

Arent Fox LLP
Attn: Ricardo Fischer
1717 K Street, NW
Washington, DC 20006-5344

LENDER:
ZOGENIX, INC.
By:________________________
Name: Stephen Farr
Title: Chief Executive Officer
Address:
5959 Horton Street
Emeryville, CA 94608

With a copy (which shall not constitute notice) to:
Latham & Watkins LLP
Attn: Cheston J. Larson
12670 High Bluff Drive
San Diego, CA 92130

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Exhibit G
Product Transfer Criteria
[***]

Second Program

[To be prepared and attached by the JDC following the Effective Date]

Subsequent Option Program

[To be prepared and attached by the JDC following the Effective Date]

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Exhibit H

Initial Development Plan
for
Dravet Syndrome Program

[***]

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Exhibit I

Initial Development Plan
for
Second Program
[To be prepared and attached by the JDC following the Effective Date]

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Exhibit J

Initial Development Plan
for
Subsequent Option Programs
[To be prepared and attached by the JDC following the Effective Date]

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